UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒                             Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Axos Financial, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0-11.

September 24, 2026
Dear Stockholders:
On behalf of the Board of Directors and management of Axos Financial, Inc. (the “Company”), you are cordially invited to attend the 2026 Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Thursday, November 12, 2026 at 2:00 PM, Pacific Time, at our corporate headquarters located at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.
Although we intend to hold our Annual Meeting in person, in the event it is not possible nor advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Company website at www.axosfinancial.com and our Annual Meeting website at www.proxyvote.com for updated information. If you are planning to attend our meeting, please check either website one week prior to the meeting date.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be acted on at the meeting.
Your participation in Company activities is important, and we encourage you to attend the meeting. Whether or not you plan to attend the meeting, please vote by following the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies so that your shares may be voted in accordance with your wishes. If you vote by telephone or via the Internet, you do not need to return a proxy card. Voting in accordance with the Notice of Internet Availability or returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.
Sincerely,

Gregory Garrabrants President and Chief Executive Officer	Axos Financial, Inc. 9205 West Russell Road, Suite 400 Las Vegas, Nevada 89148

Notice of Annual Meeting of Stockholders

To Be Held November 12, 2026
Notice to the Stockholders of Axos Financial, Inc.

Date and Time Thursday, November 12, 2026 at 2:00 PM, Pacific Time	Location 9205 West Russell Road, Suite 400, Las Vegas, NV 89148	Who Can Vote Stockholders as of September 16, 2026 are entitled to vote.

Items		Board Vote Recommendation	For Further Details

Internet
www.proxyvote.com
Telephone
1-800-690-6903
Mail
If you received printed copies, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided or return it to:
Vote Processing
c/o Broadridge
51 Mercedes Way,
Edgewood, NY 11717

1	To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;	“FOR”	Page 5

2	To approve in a non-binding and advisory vote, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement;	“FOR”	Page 27

3	To ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for fiscal year 2027.	“FOR”	Page 65
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
We will mail a notice of Internet Availability of Proxy Materials – Notice of Annual Meeting of Stockholders – to our stockholders on or about September 24, 2026.
By order of the Board of Directors,
September 24, 2026
Gregory Garrabrants
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
The Notice of Internet Availability of Proxy Materials, Notice of Meeting, Proxy Statement and Annual Report will be available free of charge at www.proxyvote.com.

IMPORTANT: Whether or not you plan to attend the annual meeting, please vote as soon as possible. To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or via the Internet, you do not need to return a proxy card. If you attend the Annual Meeting, you may vote your shares during the meeting. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian. It is important that your vote be counted. Voting online, by phone or by completing, signing and returning a proxy card will not prevent you from voting in person if you choose to attend the annual meeting.

Introduction

Annual Meeting of Stockholders
To Be Held at 2:00 PM Pacific Time, November 12, 2026
This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Axos Financial, Inc., a Delaware corporation (the “Company” or “Axos”), for use at the 2026 Annual Meeting of Stockholders, which will be held on Thursday, November 12, 2026, at 2:00 PM, Pacific Time, at our corporate headquarters at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, and at any adjournment or postponement thereof (the “Annual Meeting”). The Notice of Internet Availability and this accompanying Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about September 24, 2026.

YOUR VOTE IS IMPORTANT. TO VOTE, PLEASE FOLLOW THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OR THE PROXY MATERIALS IF YOU RECEIVED PRINTED COPIES. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES DURING THE MEETING. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to vote by completing all of your proxy cards, by telephone, or through the Internet.
Who is entitled to vote?
If you were a holder of Axos Financial, Inc. common stock at the close of business on the record date of September 16, 2026 (the “record date”), either as a stockholder of record or as the beneficial owner of shares held in street name, you may direct a vote at the 2026 Annual Meeting. As of the record date, we had 56,858,003 shares of our common stock outstanding and entitled to be voted. Each share of common stock entitles its holder to one vote.

1

Proxy Statement
What does it mean to be a stockholder of record or beneficial holder and who can vote in person at the meeting?

Stockholder of Record: Shares Registered in Your Name.
If on the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and you may vote in person at the Annual Meeting, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by completing your proxy card, by telephone, or through the Internet, to ensure your vote is counted.

Beneficial Holder: Owner of Shares Held in Street Name.
If on the record date, your shares were held in an account at a broker, bank, or other financial institution (collectively referred herein as “broker”), then you are the beneficial holder of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account, or more commonly, the nominee of the Depository Trust Company, a registered clearing agency with which most major broker-dealers and banks deposit their securities, is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial holder, you have the right to direct your broker on how to vote the shares in your account. As a beneficial holder, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker (known as a “legal proxy”) giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice of Internet Availability.

What is the effect of broker non-votes?
Under the rules that govern brokers, we expect your broker or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
What constitutes a quorum?
Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).
How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

By Internet www.proxyvote.com	By Telephone 1-800-690-6903
By Mail
If you received printed copies, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided or return it to:
Vote Processing
c/o Broadridge
51 Mercedes Way,
Edgewood, NY 11717

Please refer to the Notice of Internet Availability or proxy card for further instructions on voting via the Internet, by telephone and by mail. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

2

Proxy Statement
Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You have the right to direct your broker on how to vote the shares in your account, and your ability to vote by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
May I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Please note that if you are a beneficial holder and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker-dealer or bank that holds your account.
How can I revoke my proxy?
If you are a stockholder of record and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•Sending a written notice to revoke your proxy to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.
•Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.
•Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.

If you are a beneficial holder you may submit new voting instructions by contacting your broker. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the broker giving you the right to vote the shares.
How many votes do I have?
Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you submit your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.
How will the Board vote my proxy?
A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the stockholder on that proxy. If a stockholder provides no specific direction, the shares will be voted as follows:

Items		Board Vote Recommendation
1	Election of the directors nominated by the Board	“FOR”
2	Approval, in a non-binding and advisory vote, of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement	“FOR”
3	Ratification of the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for fiscal year 2027	“FOR”
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

3

Proxy Statement
What vote is required to approve each item?
Proxies marked as abstentions or withheld votes will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote will still be counted in determining whether a quorum is present.

Voting Items	Requirement

Election of Directors.
Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of directors. As a result, the three nominees who receive the highest number of votes cast will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the results of the election of directors.

Non-Binding and Advisory Vote of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the non-binding and advisory approval of the compensation of the Company’s Named Executive Officers. Abstentions will have the same effect as a vote against these proposals. We expect that broker non-votes will have no effect on the results of these proposals.

Vote for the Ratification of Selection of Independent Registered Public Accounting Firm.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the ratification of the selection of BDO USA, P.C. Abstentions will have the same effect as a vote against this proposal. The ratification of the selection of our auditors is expected to be considered a “routine” proposal for the purposes of brokers exercising their voting discretion.

Other Items.
The agenda for the Annual Meeting is set, and the Company does not expect any matters other than the matters described above. To the extent an additional item is properly raised at the Annual Meeting, for each such other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. We expect that broker non-votes will have no effect on the results of such a proposal.

Can I exercise rights of appraisal or other dissenters’ rights?
No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the Annual Meeting.
Who will bear the costs associated with this Proxy Statement?
The Company will bear the entire cost of preparing, assembling, printing and mailing the Notice of Internet Availability and this accompanying Proxy Statement and proxy card and any additional material that may be furnished to stockholders.

4

Item 1. Election of Directors

The Board of Directors recommends a vote “FOR” the election of each of the three Class I nominees named below.

Board Nominees – 2026
The Company’s Board is divided into three classes designated as Class I, Class II and Class III (see Corporate Governance, Board of Directors Composition and Independence). There are currently three Class I directors whose terms expire at the 2026 Annual Meeting. The members of the Board of Directors of the Company also are the members of the Board of Directors of Axos Bank (the “Bank”), a consolidated subsidiary of the Company. The Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, has nominated the three Class I directors named below for election to the Board to hold office for a three-year term expiring at the 2029 Annual Meeting or until a successor is elected and qualified. Unless otherwise instructed, the persons named as proxies intend to vote the proxies received by them for the election of these nominees. If, prior to the Annual Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors as permitted by the rules of the Securities and Exchange Commission (the “SEC”).

5

Item 1. Election of Directors
Class I Director Nominees for Terms Ending at the 2029 Annual Meeting of Stockholders

Tamara N. Bohlig Independent Director
Background
•Ms. Bohlig brings to the Board more than 30 years of experience, driving billions in aggregate revenue and accumulated assets under management for companies at the intersection of technology, financial services, and consumer products.
•Ms. Bohlig brings board-ready judgment, investor-facing credibility, and twenty-five years in regulated industries to her work helping VC/PE-backed, early- and mid-stage startups to Fortune 50 companies position themselves for domestic and international growth.
•During that time, she has built or turned around nine marketing, product management, and client experience organizations; guided market and investor positioning through three acquisitions, eight funding rounds, and one IPO; launched more than 175 products and services representing approximately $2 billion in aggregate revenue and $75B in assets under management.
•Ms. Bohlig served as Chief Marketing Officer at two regulated B2B2C platforms, Vida Health and AssetMark, where she built a go-to-market function for the former's digital health platform and helped take the latter's investment platform public on the NYSE.
•She also served as a senior executive across business development, client experience, and marketing for Charles Schwab & Co., Inc.’s investor retail and investment management divisions.
•Her early career included senior leadership roles in marketing for JPMorgan Chase, N.A. (formerly WaMu and Providian), as well as product management, sales, and marketing roles for Hewlett-Packard, Procter & Gamble, and General Mills.
Director Qualifications
The Company believes Ms. Bohlig’s qualifications to serve on the Board, in addition to those discussed above, include her directly relevant experience in the asset management and brokerage industries, specifically as it relates to business development, client experience, product management and marketing.
Education
Ms. Bohlig holds two degrees from Northwestern University, including an MBA from the J.L. Kellogg Graduate School of Management, and a bachelor of arts in sociology.

Director Since: August 2019 Age: 57 Axos Financial Committees: •None Axos Bank Committees: •Compliance and Independent Credit Review (Chair) •Technology

6

Item 1. Election of Directors

Nicholas A. Mosich Independent Director
Background
•Mr. Mosich has extensive knowledge of the real estate development and investment banking industries acquired through his career as a Managing Member of Ion Capital Partners, LLC / Arroyo Vista Partners, LLC, both discretionary investment funds that acquire land for residential development projects in California.
•Mr. Mosich serves as General Partner of Southwest Aviation Complex, LP, a fixed base operation at Van Nuys Airport.
•Mr. Mosich also brings 40 years of capital markets and business management experience, most recently as an Executive Vice President and Board Member of The Seidler Companies Incorporated, a NYSE member firm (“Seidler”).
•While at Seidler, Mr. Mosich was responsible for overseeing its Private Client Service operations and Investment Banking Operations.
•He was a Managing Director of Seidler’s Community Bank Group, active in mergers and acquisitions, raising public and private capital for emerging growth banks including an active role as a co-manager of the Axos initial public offering.
•Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa. At McGoodwin, he was active in funding later stage venture companies and making private investments in public companies.
Director Qualifications
The Company believes Mr. Mosich’s qualifications to serve on the Board, in addition to those discussed above, include his experience developing residential real estate in California and providing capital market services to small banks and other businesses.
Education
Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received a MBA from Stanford University.

Vice Chairman of the Board (since October 2010) Director Since: May 2009 Age: 71 Axos Financial Committees: •Audit Axos Bank Committees: •Audit •Credit

7

Item 1. Election of Directors

Edward J. Ratinoff Independent Director
Background
•Mr. Ratinoff currently holds the position of Founder and Managing Principal of James Investment Partners, a privately-held real estate investment platform based in Los Angeles.
•Mr. Ratinoff previously served as Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments.
•Mr. Ratinoff also held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western United States for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust (NYSE: JRT).
•Mr. Ratinoff has also served as Principal with FowlerFlanagan Partners and held senior positions focusing on real estate investment banking with McDonald Investments, Chase Securities and BT Alex Brown, executing public and private capital markets transactions for west coast-based real estate companies.
Director Qualifications
The Company believes Mr. Ratinoff’s qualifications to serve on the Board, in addition to those discussed above, include his experience investing and managing multifamily real estate projects and providing capital markets financing for real estate assets.
Education
Mr. Ratinoff received a Bachelor of Arts in Architecture and City Planning from the University of California, Berkeley, and a MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

Director Since: April 2010 Age: 61 Axos Financial Committees: •None Axos Bank Committees: •Compliance and Independent Credit Review •Credit (Chair)

8

Item 1. Election of Directors
Continuing Class II Directors with Terms Ending at the 2027 Annual Meeting of Stockholders

Gregory Garrabrants
Background
•Mr. Garrabrants brings to the Board more than twenty-five years of experience in financial services.
•Mr. Garrabrants also possesses particular strengths with respect to leadership and management skills.
•Prior to joining the Company, Mr. Garrabrants was a senior vice president and the head of corporate business development at the nation’s seventh largest thrift focusing on entry into new business segments, mergers and acquisitions, joint ventures and strategic alliances.
•Before his senior executive roles at banking institutions, Mr. Garrabrants served the financial services industry as an investment banker, management consultant and attorney for over 15 years.
•He was an investment banker at Goldman Sachs specializing in advising management and directors on issues such as strategic planning, capital and liquidity management, balance sheet management, asset/liability management, and enhancement of stockholder value.
•Prior to Goldman Sachs, Mr. Garrabrants served as a management consultant at McKinsey & Company (“McKinsey”).
•At McKinsey, Mr. Garrabrants led teams that worked with senior management of money center banks, non-bank financial services companies, insurance companies and asset managers on strategy development, sales force effectiveness, risk management, organizational design and corporate restructuring.
•Prior to McKinsey, Mr. Garrabrants worked as a summer associate at Skadden, Arps, Slate, Meagher & Flom, Munger, Tolles & Olson, and Morrison & Foerster focusing on corporate and securities law and clerked for the Honorable Steven V. Wilson of the United States District Court for the Central District of California.
•Prior to graduate school, he began his career at Deloitte Consulting in the financial advisory services and litigation support practices.
Director Qualifications
The Company believes Mr. Garrabrants’ qualifications to serve on the Board, in addition to those discussed above, include his extensive experience in banking, investment banking, strategic planning and team leadership. The Company believes that his 19 years of service to the Company reflect his skills to attract high quality new customers, build new banking and securities products and services and to develop management teams responsive to current and future business changes.
Education
Mr. Garrabrants earned his Juris Doctorate, magna cum laude, from the Northwestern University School of Law and his MBA, with the highest distinctions, from the J.L. Kellogg Graduate School of Management at Northwestern University. He has a Bachelor of Science degree in Industrial and Systems Engineering and a minor in Economics from the University of Southern California where he graduated with high honors.

President and Chief Executive Officer (since October 2007) Director Since: March 2008 Age: 54 Axos Financial Committees: •None Axos Bank Committees: •None

9

Item 1. Election of Directors

Paul J. Grinberg Independent Director
Background
•Mr. Grinberg brings to the Board extensive executive management, operational, M&A, capital raising, accounting and financial reporting expertise.
•Mr. Grinberg currently serves as the President of PG Mountain Capital, a company which provides consulting and advisory services to private equity and venture capital and credit firms and their related businesses.
•Mr. Grinberg also serves as the Chief Executive Officer (“CEO”) and Chairman of Mountain Lake Acquisition Corp II. He also serves as Chairman and independent director of Coinshares PLC (Nasdaq: CSHR), independent director at Avalanche Treasury Company (Nasdaq: AVAT), and independent director at RMG ML Sports Holding (Nasdaq: SHOT), a special purpose acquisition corporation formed to effect a business combination with one or more businesses. Mr. Grinberg previously served as CEO of Mountain Lake Acquisition Corp I (Nasdaq: MLAC), a special purpose acquisition corporation, which merged into AVAT. He also previously served as Chairman of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses.
•Mr. Grinberg also previously served as an executive with Encore Capital Group (NASDAQ: ECPG), an international specialty finance company with operations in fifteen countries, from September 2004 through December 2018. His most recent position was President, International, overseeing Encore’s International operations. Before that, he served as Group Executive, International and Corporate Development and Executive Vice President and Chief Financial Officer.
•Prior to joining Encore, Mr. Grinberg served as President of Brio Consulting Group, a company he founded that provided financial strategy and consulting services to private equity and venture-backed companies.
•Before that, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies, and as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies.
•Mr. Grinberg began his career at Deloitte & Touche LLP, ultimately becoming a partner in the firm’s Merger and Acquisition Services Group.
Director Qualifications
The Company believes Mr. Grinberg’s qualifications to serve on the Board, in addition to those discussed above, include his 22 years of experience in banking as a director of the Company, his nearly 28 years of experience as a public company executive and CFO in the financial services industry, his public accounting experience including public and private company auditing, his M&A advisory experience and his experience analyzing financial strategies for growing businesses.
Education
Mr. Grinberg earned a MBA (graduating Beta Gamma Sigma) from Columbia University and a bachelor’s degree in accounting (graduating magna cum laude) from Yeshiva University.

Chairman of the Board of Directors (since February 2017)
Director Since: April 2004
Age: 65
Axos Financial Committees:
•Audit (Chair)
•Compensation
•Nominating/Corporate Governance
Axos Bank Committees:
•Audit (Chair)

10

Item 1. Election of Directors

Uzair Dada Independent Director
Background
•Mr. Dada has a strong business and financial background focused on technology and marketing.
•He is the Founder and CEO (since 2001) of Iron Horse (“IH”), an award-winning growth marketing technology and services company serving an array of Fortune 500 and high growth tech companies.
•Under Mr. Dada's leadership, IH has introduced a suite of proprietary demand generation solutions and technologies that are widely recognized for their innovation.
Director Qualifications
The Company believes Mr. Dada’s qualifications to serve on the Board, in addition to those discussed above, include his valuable digital marketing technology and systems integration experience, his IT compliance and auditing experience and his strong business and financial background.
Education
Mr. Dada is a graduate of the University of California, Berkeley and the J.L. Kellogg Graduate School of Management at Northwestern University.

Director Since: January 2015 Age: 59 Axos Financial Committees: •None Axos Bank Committees: •Technology (Chair) •Credit

11

Item 1. Election of Directors

Sara Wardell-Smith Independent Director
Background
•Ms. Wardell-Smith brings extensive experience to the Board in the areas of wholesale banking, financial institutions, global payments and fintech partnerships.
•Ms. Wardell-Smith previously served as Head of Visa Business Solutions for North America at Visa, Inc. (NYSE:V), where, she oversaw commercial products, partnership, sales, and platforms.
•Prior to Visa, Ms. Wardell-Smith spent more than two decades at Wells Fargo Bank, N.A. (NYSE: WFC), serving as an Executive Vice President and holding senior leadership positions across multiple wholesale banking businesses.
•Ms. Wardell-Smith is an experienced board member and advisor. She currently serves on the board of Stripe’s Bridge National Trust Bank, an OCC-conditionally approved national trust bank currently in organization that will provide federally regulated infrastructure for the issuance, custody, reserve management, and redemption of payment stablecoins. She also serves as an independent board member at R&T Deposit Solutions, a private provider of enhanced FDIC insured deposit and funding solutions for financial institutions. Additionally, she serves as an independent director at Figure Certificate Company, an Investment Company Act of 1940 registered fund offering an SEC-registered yield-bearing stablecoin structured as a blockchain-native public debt security.
•Throughout her career, Ms. Wardell-Smith held executive leadership and board roles spanning banking, payments, fintech, digital assets, treasury, and financial market infrastructure.
•Previously, Ms. Wardell-Smith served on the U.S. board of Revolut and on the board of the CLS Group, the operator of the world’s leading multi-currency cash settlement system for financial institutions.
Director Qualifications
The Company believes Ms. Wardell-Smith’s qualifications to serve on the Board, in addition to those discussed above, include her strong leadership and extensive financial institutions expertise from her operating experience at global Fortune 500 companies, in addition to her service on several boards of major fintech companies and financial institutions.
Education
Ms. Wardell-Smith has a Bachelor of Science degree in International Finance from the University of San Francisco.

Director Since: December 2023 Age: 55 Axos Financial Committees: •None Axos Bank Committees: •Asset/Liability •Compliance and Independent Credit Review

12

Item 1. Election of Directors
Continuing Class III Directors with Terms Ending at the 2028 Annual Meeting of Stockholders

James S. Argalas Independent Director
Background
•Mr. Argalas brings to the Board extensive experience in the financial and investment sectors.
•In 2006, he founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant stockholder value.
•Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild, where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific.
•Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs.
Director Qualifications
The Company believes Mr. Argalas’ qualifications to serve on the Board, in addition to those discussed above, include his experience investing in complex debt securities, real estate and other special investment situations including investments in early stage financial technology ventures.
Education
Mr. Argalas has a MBA from the J.L. Kellogg Graduate School of Management at Northwestern University with majors in Finance, Entrepreneurship and International Business; in addition, Mr. Argalas holds a Bachelor of Science degree in Engineering from the University of Michigan, and a Bachelor of Science degree in Foreign Service from Georgetown University.

Director Since: August 2011 Age: 55 Axos Financial Committees: •None Axos Bank Committees: •Asset/Liability (Chair) •Compliance and Independent Credit Review

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Item 1. Election of Directors

James J. Court Independent Director
Background
•Mr. Court currently is Chief Executive Officer of Navogen, Solutions, Inc. (“Navogen”), a business and technology consulting firm. Mr. Court started Navogen in December of 2018.
•Previously, Mr. Court served as Chairman and President of First American’s Property & Casualty Insurance Group (“First American”). Mr. Court joined First American in 1999 and has previously served in senior management roles including Chief Operating Officer and Chief Information Officer; his responsibilities at First American included overseeing all three Property & Casualty operating units.
•Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and Printronix, Inc.
•Further, Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors.
Director Qualifications
The Company believes Mr. Court’s qualifications to serve on the Board, in addition to those discussed above, include his experience as CEO, Chief Operating Officer (“COO”) and Chief Information Officer for information technology firms as well his insurance industry knowledge, particularly real estate title insurance and property and casualty insurance.
Education
Mr. Court holds a MBA from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science degree in Information Systems from the University of Redlands, and an Associate degree in Electronic Engineering Technology.

Director Since: April 2011 Age: 64 Axos Financial Committees: •Compensation (Chair) •Nominating/Corporate Governance Axos Bank Committees: •Technology

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Item 1. Election of Directors

Stefani D. Carter Independent Director
Background
•Ms. Carter has been a practicing attorney since 2005, specializing in civil litigation, contractual disputes and providing strategic legal and business counsel to companies, entrepreneurs and individuals.
•Ms. Carter currently serves as an arbitrator and is the principal of two entities, Stefani Carter & Associates, LLC, a consulting and legal services firm, and Stable Realty, LLC, a real estate investment company.
•From 2020 to 2023, Ms. Carter served as a litigation shareholder at Ferguson Braswell Fraser Kubasta PC (“FBFK”), a full-service law firm.
•Prior to FBFK, Ms. Carter served as senior counsel at the law firm of Estes Thorne & Carr PLLC for three years.
•In addition, Ms. Carter served as an elected representative of House District 102 in the Texas House of Representatives between 2011 and 2015.
•From 2008 to 2011, Ms. Carter was employed as an associate attorney at the law firm of Sayles Werbner, PC and from 2007 to 2008 was a prosecutor in the Collin County, Texas District Attorney’s Office.
•Prior to serving as a prosecutor, Ms. Carter was an associate attorney at Vinson & Elkins LLP from 2005 to 2007.
•In addition, Ms. Carter currently serves as the Chairman of the Board of Directors, as a Member of the Nominating and Corporate Governance Committee, and as a Member of the Executive Committee of Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR), a retail real estate investment trust.
•Previously, Ms. Carter served for more than twelve years as the Lead Director, the Chair of the Nominating and Corporate Governance Committee, and as a Member of the Related Party Transactions Committee of Braemar Hotels & Resorts, Inc. (NYSE:BHR), a luxury real estate investment trust.
Director Qualifications
The Company believes that Ms. Carter’s qualifications, in addition to those discussed above, include her extensive experience in advising and counseling clients in civil litigation and contractual disputes, her many experiences as an elected official, and her experience serving on other public company boards.
Education
Ms. Carter has a Juris Doctor from Harvard Law School, a Master's in Public Policy from Harvard University's John F. Kennedy School of Government, and a Bachelor of Arts in Government as well as a Bachelor of Journalism in News/Public Affairs from the University of Texas at Austin.

Director Since: August 2021 Age: 48 Axos Financial Committees: •Nominating/Corporate Governance (Chair) •Compensation Axos Bank Committees: •Asset/Liability

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Item 1. Election of Directors

Roque A. Santi Independent Director
Background
•Mr. Santi currently serves as a member of the Board of Directors of ECC Capital Corporation and as a member of the Board of Directors and chair of the Audit Committee of Operation Homefront, a non-profit organization.
•Mr. Santi previously served as Enterprise Chief Financial Officer (“CFO”) with Roosevelt Management Company, LLC through October 2023, where he developed and implemented strategic plans and directed personnel responsible for the oversight of financial control function.
•Prior to joining Roosevelt Management, he served from 2010 to 2019 as President, CEO, CFO and board member for Elderlife Financial Services, LLC, where he organized the recapitalization and buildout of a national direct lending unit and developed a unique "financial concierge" service for the senior living industry during the financial crisis.
•From 2004 to 2019, Mr. Santi was President and CFO with ECC Capital Corporation.
•Mr. Santi’s experience includes being a Partner with Ernst & Young LLP and Arthur Andersen LLP, and a Manager with Deloitte & Touche.
•Mr. Santi served as a member of the board of ElderLife Financial Services, LLC through 2021, and was a member of the board of Federal National Holdings, Inc.
Director Qualifications
The Company believes that Mr. Santi’s qualifications, in addition to those discussed above, include his over 38 years of executive leadership and expertise in the lending and mortgage industry and experience in both large corporate and entrepreneurial C suites together with his experience serving on other boards.
Education
Mr. Santi has a bachelor's degree in Accounting from Pace University in New York, New York, and has been a Certified Public Accountant since 1988 – Certified in Maryland and Virginia (status - inactive).

Director Since: August 2022 Age: 63 Axos Financial Committees: •Audit Axos Bank Committees: •Audit •Credit

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Corporate Governance

The Role of the Board of Directors
The Board and senior management have adopted governance practices which emphasize stockholder value in accordance with the highest standards of integrity. For example, ten of our eleven directors (91%) meet the standards for independence set forth in NYSE listing requirement, well above the requirement that a majority of the board of directors must be comprised of independent directors. The members of the Board of Directors of the Company also are the members of the Board of Directors of the Bank, which accounts for a significant portion of the Company’s consolidated operating results. The members of the Board of Directors keep informed about our business through discussions with senior management and other officers and managers of the Company, the Bank, and its securities business and other subsidiaries, by reviewing analyses and reports submitted to them by management and outside consultants, and by participating in Board and Board committee meetings.
Board of Directors’ Composition and Independence
The Board of Directors of the Company is authorized to have up to eleven members and eleven members are currently serving. In accordance with the terms of our Amended Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are as follows:

Class I	Class II	Class III

•Tamara N. Bohlig •Nicholas A. Mosich •Edward J. Ratinoff	•Gregory Garrabrants •Paul J. Grinberg •Uzair Dada •Sara Wardell-Smith	•James S. Argalas •James J. Court •Stefani D. Carter •Roque A. Santi

Terms will expire at the 2026 Annual Meeting of Stockholders unless re-elected for additional terms that will expire at the 2029 Annual Meeting of Stockholders.	Terms will expire at the 2027 Annual Meeting of Stockholders.	Terms will expire at the 2028 Annual Meeting of Stockholders.

This classification of our Board of Directors is intended to promote stability, continuity of leadership, and long-term strategic focus given the complexity and regulatory nature of our business, as well as to ensure that any potential change in control reflects careful deliberation and, where applicable, enhanced negotiating leverage for the benefit of our stockholders. This structure supports continuity of governance and specialized institutional expertise commensurate with the complexity of the Company, and facilitates an orderly leadership transition – a deliberate governance choice that favors sustained, disciplined oversight. The authorized number of directors may be changed by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least 75% of our outstanding stock entitled to vote on election of directors.
The Board has determined that ten members of the Board meet the definition of “independent director” as the term is defined by applicable NYSE rules. Mr. Garrabrants is not an independent director because he is our President and Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

17

Corporate Governance
All of the members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors of the Company are independent directors.
Board of Directors’ Leadership Structure

Chairman of the Board of Directors	President and Chief Executive Officer

Paul J. Grinberg	Gregory Garrabrants

The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy.
Mr. Grinberg, among his other Board of Directors and committee responsibilities:

•provides independent leadership for the Board of Directors;
•sets the agenda for meetings, presides over executive sessions of the non-management directors; and
•enables other directors to raise issues and concerns for consideration by the Board of Directors without immediately involving the President and Chief Executive Officer or other management.

The Board of Directors’ Role in Risk Oversight
The Board of Directors of the Company, together with the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee of the Board of Directors of the Company, as well as the five Bank Board of Directors’ risk committees (Asset/Liability, Audit, Credit, Compliance and Independent Credit Review, and Technology), and any ad hoc or other committee, coordinate with each other to provide enterprise-wide oversight of our management and risk management efforts.
These committees report regularly to the Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, and reputational risks, cybersecurity, data privacy and compensation. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.
The Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Garrabrants, our President and Chief Executive Officer, with oversight from the Board of Directors, identifies and evaluates key business risks within the financial, operational, regulatory and strategic arenas to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. The ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

Board Committees of the Company	Bank Board of Directors’ Risk Committees

•Audit Committee •Compensation Committee •Nominating/Corporate Governance Committee	•Asset/Liability Committee •Audit Committee •Credit Committee •Compliance and Independent Credit Review Committee •Technology Committee

18

Corporate Governance

The Committees provide the Board of Directors with insight about our management of key risks, including:

•strategic risks •credit risks •interest rate risks •financial reporting risks	•technology risks •liquidity risks •compliance risks •operational risks	•reputational risks •cybersecurity •data privacy •compensation

Board

•Our Board of Directors is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees.

Management

•The Company’s management is responsible for assessing and managing risk and communicating risks to the Board of Directors.

While general oversight responsibility of risks and our ERM program is with the Board of Directors, its standing committees support the Board of Directors by regularly addressing various risks in each committee’s respective areas of oversight. Each standing committee provides reports to the Board of Directors at regular meetings concerning the activities of the committee and of the actions taken by the committee since the prior Board of Directors regular meeting.
Corporate Governance Principles
Our Board of Directors is committed to having sound corporate governance principles to assist in fulfilling the Board’s oversight responsibilities. These principles are essential to maintaining the Company’s integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines (a copy of which is accessible at the Governance section of our website at www.axosfinancial.com) that include a number of the practices and policies under which our Board operates, together with concepts suggested by various authorities in corporate governance and the requirements under the NYSE’s listed company rules and applicable regulations of the SEC. References to our website in this Proxy Statement are provided for convenience only and the content on our website does not constitute part of this Proxy Statement. Some of the principal subjects covered by our governance guidelines include:

•Director Qualifications, addressing a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, and ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account his or her employment and other board commitments.
•Responsibilities of Directors, including acting in the best interests of our stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; providing active, objective and constructive participation at those meetings; and attending regularly scheduled executive sessions of the Board, without management.
•Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

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Corporate Governance
Board of Directors’ Meetings and Attendance
Our Board members are encouraged to prepare for and attend all Board of Directors and stockholder meetings and meetings of the Board committees of which they are members. During the 2026 fiscal year, the Board of Directors of the Company held a total of 10 meetings. In addition to the meetings of the Board of Directors of the Company, the Board of Directors of the Bank met a total of 12 times. During the 2026 fiscal year, our directors attended more than 75% of the meetings of the Board and committees on which they served (in each case during the period he or she served). Although the Company encourages, but does not require, our directors to attend our Annual Meeting of Stockholders, all of our directors attended the Annual Meeting of Stockholders held on November 13, 2025.
Code of Conduct
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company and its subsidiaries, and a Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (collectively, the “Codes”). These Codes are critical to achieving our shared vision of an enterprise committed to business excellence and superior individual performance in a character driven meritocracy. Our Code of Business Conduct and Ethics can be found at the Governance section of our website at www.axosfinancial.com. A copy of the Code of Ethics may also be obtained via written request sent to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. We intend to comply with any legally required disclosures of any amendments to the Codes and any waivers of the requirements of the Codes that may be granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer by disclosing such information on our website.
Other Governance Matters
You can access the Company’s Board of Directors committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Company’s website at www.axosfinancial.com.
Stockholders and other interested persons who wish to communicate with the Board of Directors, a specific director, the non-management members of the Board as a group, or any committee of the Board may send a letter to the Corporate Secretary at Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148. The Corporate Secretary may review the communications to ensure receipt by the appropriate director. Communications that are commercial solicitations, customer complaints, incoherent or offensive will be excluded.
Insider Trading, Hedging, Pledging and Clawback Policies
The Company has an insider trading policy that governs the purchase, sale, and other dispositions of the Company’s securities by employees, officers and directors. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any applicable NYSE listing standards. Among other things, our insider trading policy includes provisions that prohibit Company personnel, including employees, officers and directors, from engaging in speculative securities transactions related to Company securities without prior written consent of the Chief Financial Officer, including, purchasing the Company’s securities on margin; short sales; buying or selling puts or calls; engaging in other derivative transactions relating to the Company’s securities; and pledging Company securities. A copy of our Insider Trading Policy is incorporated by reference as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2026.
The Board of Directors has adopted a clawback policy in compliance with Rule 10D-1 under the Exchange Act and certain related NYSE listing standards. The clawback policy requires the Company to recover excess incentive-based compensation made to current and former executive officers that is granted, earned or vested based upon the attainment of a financial reporting measure in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws. A copy of the clawback policy is incorporated by reference as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

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Committees of the Board of Directors

The Board of Directors of the Company has three standing committees: Audit, Compensation and Nominating/Corporate Governance. The members of the Audit Committee of the Board of Directors of the Company also serve as members of the Audit Committee of the Board of Directors of the Bank and together are referred to herein as the “Audit Committee.” A copy of each of the Committee charters, which complies with applicable NYSE rules, is accessible at the Governance section of our website at www.axosfinancial.com. A description of the general functions, composition and number of meetings held by each Committee during fiscal year 2026 is set forth below.

Audit Committee
The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter.
All of the members of the Audit Committee are independent directors within the meaning of the NYSE listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board of Directors has determined that each of Mr. Grinberg, Mr. Mosich and Mr. Santi meets the definitions of “audit committee financial expert” adopted by the SEC and included in NYSE’s rules for listed companies.

Members Paul J. Grinberg (Chair) Nicholas A. Mosich Roque A. Santi Meetings in Fiscal Year 2026: 11

Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans and recommends compensation of our non-employee directors. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee.

Members James J. Court (Chair) Stefani D. Carter Paul J. Grinberg Meetings in Fiscal Year 2026: 3

Nominating/ Corporate Governance Committee
The Nominating/Corporate Governance Committee assists the Board in selecting nominees for election to the Board, in assessing the performance of the Board and in monitoring the composition of the Board. Each member of the Nominating/Corporate Governance Committee meets the “independent director” requirements within the meaning of the NYSE listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating/Corporate Governance Committee.

Members Stefani D. Carter (Chair) James J. Court Paul J. Grinberg Meetings in Fiscal Year 2026: 1

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Committees of the Board of Directors
The Director Nominating Process
In identifying new Board candidates, the Nominating/Corporate Governance Committee seeks recommendations from existing board members and executive officers. The Nominating/Corporate Governance Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it in identifying qualified candidates for the Board.
In determining whether to nominate each of the director nominees, the Committee considers the following:

Relevant Industry Experience
Includes banking, financial services, technology services, real estate, insurance and trust services. The Committee considers his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account his or her employment and other board commitments.

Public Company Experience	Includes experience serving on other public company boards, experience with investor relations and familiarity with regulations.

Expertise in Technology	Includes backgrounds in information systems, financial systems, IT controls and software integrations.

Financial Acumen	Includes ability to make independent analytical inquiries about financial matters related to our business and the business environment in which we operate.

Leadership Experience	Includes experience as a CEO, CFO, COO or other senior level position engaging employees, customers, and stockholders, etc.

Legal and Compliance Experience	Includes experience with bank regulations, compliance, litigation and contract provisions.

The Nominating/Corporate Governance Committee conducts a comprehensive review of the activities and associations of each candidate to ensure that there are no legal impediments, conflict of interests or other considerations that might hinder or prevent service on the Board. In making its selection, the Nominating/Corporate Governance Committee bears in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole. The Nominating/Corporate Governance Committee will consider candidates proposed by stockholders upon timely written notice to the Corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders only if the stockholder meets certain criteria and the written notice of such stockholder’s intent to make such nomination or nominations has been given in accordance with our Bylaws and applicable laws. See Stockholder Proposals for 2027 Annual Meeting.

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Compensation of Non-Employee Directors

The Board of Directors of the Company, acting upon a recommendation from our Compensation Committee, annually determines the compensation of the non-employee directors for their service on the Board and its committees.

Key Principles	Significant Time Commitment

The Board and the Compensation Committee are guided by the following principles:
•Compensation should consist of a combination of cash and equity compensation awards that are designed to fairly pay the non-employee directors for work required for a company of our size and scope;
•Compensation should align the non-employee directors’ interests with the long-term interests of our stockholders; and
•Compensation should assist with attracting and retaining qualified non-employee directors.

In addition to preparation for and attendance of Board and Committee meetings (70 total in fiscal year 2026), our non-employee directors are engaged in a variety of other ways, including:
•Receiving updates on significant developments; and
•Communicating and meeting with each other, senior management and regulators from time to time.

What We Do	What We Do Not Do

  Emphasis on Equity Compensation:
The majority of non-employee director compensation is in the form of equity-based awards (restricted stock units).
  Equity Ownership Requirements:
All non-employee directors are required to own at least five times his or her annual cash retainer in Company common stock, with a five-year transition period.

 Fees for attending meetings - attendance is expected and compensation is not dependent on Board meeting schedule.
  Undue focus on short-term stock performance - pay aligns with compensation philosophy, not short-term fluctuations in stock price.

The Company does not pay director compensation to directors who are also our employees. All non-employee directors of the Company also serve on the Board of Axos Bank. The non-employee directors receive no additional compensation related to such service.
The Compensation Committee monitors non-employee director pay to ensure consistency with best practices so that our non-employee directors are appropriately compensated for the extensive services they provide to the Company.
Role of the Compensation Consultant
The Compensation Committee’s independent compensation consultant is F.W. Cook. The approved scope of F.W. Cook’s work includes advising on CEO compensation and non-employee director compensation. Based on its review of relevant factors, the Compensation Committee assessed F.W. Cook’s independence and concluded that no conflict of interest existed that would have prevented F.W. Cook from independently advising the Compensation Committee. The independent compensation consultant reports directly to the Compensation Committee and takes instructions solely from the Compensation Committee.

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Compensation of Non-Employee Directors
The forms and amounts of non-employee director compensation outlined below for fiscal year 2026 were recommended by the Compensation Committee and approved by the Board.
Cash Compensation
Company non-employee directors receive the following annual cash payments:

Role	Non-Employee Director	Premium	Total

Chairman of the Board(1)	$44,000	$73,000	$117,000
Vice-Chairman of the Board(2)	44,000	29,000	73,000
Chairman of the Audit Committee(3)	44,000	29,000	73,000
Chairman of the Compensation Committee(4)	44,000	15,000	59,000
Other non-employee directors	44,000	—	44,000
(1)For the Chairman of the Board role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
(2)For the Vice-Chairman of the Board role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
(3)For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
(4)For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.
During fiscal year 2026, the Company did not provide perquisites to any non-employee director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for parking, travel and accommodation expenses incurred in connection with attendance at Board and Board committee meetings.
Equity Compensation
Each non-employee director is eligible for an annual restricted stock unit (“RSU”) grant issued from our Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), as recommended by our Compensation Committee and approved by the Board. The amounts of the annual non-employee director awards are discretionary from year-to-year. The RSU that the Company awards to non-employee directors fully vest on each anniversary of the date of grant consistent with current market practices recommended by the independent compensation consultant. At vesting, each newly vested RSU is exchanged for a common share of Company common stock.
To directly align the interests of our non-employee directors with the interests of the stockholders, our Board has adopted stock ownership guidelines that require each non-employee director to maintain a minimum ownership interest in the Company. The current ownership guideline requires that a non-employee director acquire and maintain shares with a value of at least five times his or her annual cash retainer within five years of appointment to the Board. All non-employee directors are either in compliance with this requirement or within the phase-in period.
For fiscal year 2026, Company non-employee directors received the following grants of RSUs, the number of actual RSUs granted is rounded up to the nearest whole RSU.

	Dollar-Denominated Grants of RSUs
Role	Non-Employee Director	Premium	Amount

Chairman of the Board(1)	$286,000	$495,000	$781,000
Vice-Chairman of the Board(2)	286,000	77,000	363,000
Chairman of the Audit Committee(3)	286,000	77,000	363,000
Chairman of the Compensation Committee(4)	286,000	29,000	315,000
Other non-employee directors	286,000	—	286,000
(1)For the Chairman of the Board role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
(2)For the Vice-Chairman of the Board role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
(3)For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
(4)For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.

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Compensation of Non-Employee Directors
The Board believes that the cash and RSU premiums paid to non-employee directors holding each of the roles above is appropriate, and in reaching this conclusion, the Board considered many factors, including its key principles and significant time commitment of non-employee directors to fulfill their responsibilities, including with respect to any chair roles and/or committee memberships, and the recommendation of the Compensation Committee. Additionally, the Chairman of the Board role requires extensive time commitments, including bi-weekly meetings with our CEO and regular meetings with other executive management, regulators and auditors, and in fiscal year 2026 the Chairman of the Board also served as the Chair of the Audit Committee, and was a member of the Compensation Committee and Nominating/Corporate Governance Committee. The Chairman of the Board regularly discusses Company matters with other directors outside of scheduled Board or Committee meetings. The Chairman of the Board also spends time introducing new unaffiliated business opportunities and service providers to the Company to further drive the Company’s strategic and operational initiatives. Similarly, the Vice-Chairman of the Board role carries meaningful additional responsibilities, including supporting the Chairman in facilitating Board operations and director communications, serving as a liaison between the Board and executive management, and providing leadership continuity and governance oversight across key Board functions and committee activities.
The split between cash and RSU premiums for non-employee directors is heavily weighted toward stock awards, more so than many of the Company’s peers. This weighting aligns non-employee director interests with the long-term interests of our stockholders, but also presents such directors with potential downside risk, along with the potential upside benefit.

25

Compensation of Non-Employee Directors
Fiscal Year 2026 Non-Employee Director Compensation
In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal year 2026:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total Compensation

James S. Argalas	$44,000	$286,019	$330,019
Tamara N. Bohlig	44,000	286,019	330,019
Stefani D. Carter	44,000	286,019	330,019
James J. Court	59,000	315,056	374,056
Uzair Dada	44,000	286,019	330,019
Paul J. Grinberg	146,000	858,056	1,004,056
Nicholas A. Mosich	73,000	363,003	436,003
Edward J. Ratinoff	44,000	286,019	330,019
Roque A. Santi	44,000	286,019	330,019
Sara Wardell-Smith	44,000	286,019	330,019
(1)The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal year 2026.
(2)The stock awards included for each non-employee director above consist of RSUs. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NYSE closing price per share on the date such award was granted. The table below shows the award number of units, the grant date, the per-unit fair value, and the total grant date fair value for the stock awards shown.
Fiscal Year 2026 Grants of Plan-Based Awards
This table shows all plan-based awards that the Company made to non-employee directors during fiscal year 2026:

Name	Grant Date	RSUs	Base Price of RSUs (per Unit)	Grant Date Fair Value of RSUs

James S. Argalas	11/14/2025	3,615	$79.12	$286,019
Tamara N. Bohlig	11/14/2025	3,615	79.12	286,019
Stefani D. Carter	11/14/2025	3,615	79.12	286,019
James J. Court	11/14/2025	3,982	79.12	315,056
Uzair Dada	11/14/2025	3,615	79.12	286,019
Paul J. Grinberg	11/14/2025	10,845	79.12	858,056
Nicholas A. Mosich	11/14/2025	4,588	79.12	363,003
Edward J. Ratinoff	11/14/2025	3,615	79.12	286,019
Roque A. Santi	11/14/2025	3,615	79.12	286,019
Sara Wardell-Smith	11/14/2025	3,615	79.12	286,019

26

Item 2. Advisory Vote on Executive Compensation

The Board of Directors recommends a vote “FOR” the approval, in a non-binding and advisory stockholder vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interest of its stockholders by providing incentive needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.
We are asking our stockholders for a non-binding and advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) under Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, is brought annually and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation practices described in this Proxy Statement. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the stockholders of Axos Financial, Inc. approve, on a non-binding and advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2026 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

27

Executive Officers

Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the President and Chief Executive Officer. There are no family relationships among any of our directors and executive officers. The following information is furnished with respect to our executive officers as of September 24, 2026.

Gregory Garrabrants President and Chief Executive Officer
•Mr. Garrabrants’ background and experience prior to joining the Company are discussed under Item 1. Election of Directors, Continuing Class II Directors with Terms Ending at the 2027 Annual Meeting of Stockholders.

Executive Officer since: 2007

Age: 54

Officer holds the position with the Company and the Bank.

Eshel Bar-Adon Executive Vice President, Strategic Partnerships and Chief Legal Officer (“CLO”)
•Prior to joining the Company in 2011, Mr. Bar-Adon served as Executive Vice President and Chief Legal Officer of a leading specialty finance firm, Seneca One Finance, Inc.
•During his tenure Seneca One Finance, Inc., he served as Acting President and was a member of that company’s Executive Committee.

Executive Officer since: 2019

Age: 71

Officer holds the position with the Company and the Bank.

Thomas Constantine Executive Vice President, Chief Credit Officer
•Prior to joining the Company in 2010, Mr. Constantine served as a senior examiner with the former Office of Thrift Supervision (OTS).
•Mr. Constantine has more than 35 years of experience in the banking and financial services industries previously working in various roles, including as a portfolio manager, commercial real estate loan officer, chief lending officer and chief credit officer.

Executive Officer since: 2019

Age: 64

Officer holds the position with the Bank only.

28

Executive Officers

David Crow* Executive Vice President, Head of Axos Clearing
•Prior to joining the Company in 2023, Mr. Crow served as the Co-Head of Wealth Solutions Relationship Management at Pershing, LLC, where he served in various capacities for over 24 years.
•Mr. Crow maintains his Series 7, 24 and 63 licenses.

Executive Officer since: 2023

Age: 56

*Mr. Crow retired effective September 1, 2026.

Raymond Matsumoto Executive Vice President, Chief Operating Officer
•Prior to joining the Company in 2017, Mr. Matsumoto served as the Executive Vice President and Chief Administrative Officer at CIT Group.
•He has also held executive positions at OneWest Bank and Indymac Bank.
•Mr. Matsumoto started his career having spent 18 years as a Senior Manager and Certified Public Accountant with KPMG, and as the Chief Financial and Operations Officer for a consumer food products company.

Executive Officer since: 2019

Age: 71

Officer holds the position with the Bank only.

Andrew Micheletti* Executive Vice President, Finance
•Prior to joining the Company in 2001, Mr. Micheletti served as the Vice President – Finance for TeleSpectrum Worldwide Inc., an international provider of outsourced telephone and Internet services and as Managing Director, Chief Financial Officer of LPL Financial, an independent securities broker-dealer.

Executive Officer since: 2001

Age: 69

*Mr. Micheletti retired effective August 1, 2026.

Brian Swanson President, Head of Consumer Bank
•Prior to joining the Company in 2010, Mr. Swanson was a Vice President and Sales Leader within the Consumer Mortgage Division of Bank of America.
•Mr. Swanson has over 20 years in the banking industry in a variety of sales and operations leadership roles.

Executive Officer since: 2019

Age: 46

Officer holds the position with the Bank only.

29

Executive Officers

Candace Thiele Executive Vice President, Chief Administrative Officer
•Prior to joining the Company in 2022, Candace was a Senior Vice President and Sales Performance Manager of Global Commercial Banking at Bank of America.
•Candace has spent more than 20 years in the banking industry with distinction in a variety of roles and departments including marketing, operations, commercial banking, and merchant services.

Executive Officer since: 2025

Age: 55

Officer holds the position with the Bank only.

John Tolla Executive Vice President, Chief Risk Officer
•Prior to joining the Company in 2013, Mr. Tolla served in leadership roles at BearingPoint and Booz Allen where his primary focus was on regulatory compliance, strategy, process improvement, and risk management with special attention to clients operating in heavily regulated industries.

Executive Officer since: 2019

Age: 49

Officer holds the position with the Company and the Bank.

Derrick K. Walsh Executive Vice President, Chief Financial Officer
•He previously served as Senior Vice President and Chief Accounting Officer of the Company since 2015 and joined the Company in 2013.
•Prior to joining the Company, Mr. Walsh led the SEC & Regulatory Reporting functions at LPL Financial from 2011 to 2013 where he gained his Series 7, 27 and 66 licenses (7 & 66 currently inactive) and was also responsible for various aspects of management reporting and investor relations.
•Mr. Walsh began his career in public accounting auditing financial institutions and public companies, where he earned his CPA license.

Executive Officer since: 2021

Age: 44

Officer holds the position with the Company and the Bank.

Michael Watson Executive Vice President, Head of Axos Securities
•Prior to joining the Company in 2021, Mr. Watson served as Managing Director, National Strategic Accounts for TD Ameritrade Institutional.
•Mr. Watson has more than 25 years of experience in the financial services industry, scaling custody, clearing and wealth management platform businesses.
•Mr. Watson holds the Series 7, 8, and 63 FINRA securities licenses.

Executive Officer since: 2025

Age: 50

30

Compensation Discussion & Analysis

The following Compensation Discussion and Analysis (“CD&A”) of compensation arrangements of our NEOs for fiscal year 2026, should be read together with the compensation tables and related disclosures set forth below. The discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Undue reliance should not be placed on these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This CD&A explains how the compensation of our NEOs aligns with the interests of our stockholders and is intended to provide perspective on the compensation information contained in the tables that follow this discussion. The Compensation Committee of the Board of Directors of the Company is responsible for assisting the Board of Directors in determining and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Compensation Committee approves all the forms of compensation, including the base salary, bonus, and both the value and mix of equity awards for the Company’s NEOs.
The Company’s NEOs for fiscal year 2026 are as follows:

Name	Position

Gregory Garrabrants	President and CEO
Eshel Bar-Adon	Executive Vice President, Strategic Partnerships and CLO
Raymond Matsumoto	Executive Vice President, Chief Operating Officer
Brian Swanson	President, Head of Consumer Bank
Derrick K. Walsh	Executive Vice President, CFO

31

Compensation Discussion & Analysis
Fiscal Year 2026 Financial Results and Operating Highlights
The Company demonstrated strong performance and stockholder value with:

Net Income of Over $490 million	Diluted Earnings per Share (“EPS”) of $8.48	YoY Deposit Growth of 17.9%

Return on Equity 16.32%	YoY Total Net Loans 21.6%

Non-performing assets were down by 18 basis points to 0.53% in fiscal year 2026 compared to 0.71% in fiscal 2025.	Book value per share increased to $55.81 up 17.6% in fiscal year 2026 compared to $47.46 in fiscal 2025.

In addition, the Company achieved a number of milestones in fiscal year 2026 including:

Return on average assets of 1.76% for fiscal year 2026	Increased assets by 20.9% to $30.0 billion for fiscal year 2026

Increased deposits by $3.7 billion to $24.6 billion for fiscal year 2026	Named to the 2026 Forbes America’s Best Banks list

Strategically and opportunistically repurchased $22 million of Company common stock at an average price of $87.95, compared to a price of $92.54 as of the record date

32

Compensation Discussion & Analysis
The Company continues to increase net income, revenue, diluted EPS and book value per common share as reflected in the graphs below for the presented fiscal years ended June 30.
Return on Average Equity(1)
Return on Average Assets(1)

Net Income(1)
Revenue(1)

Diluted EPS (1)
Book Value per Share

33

Compensation Discussion & Analysis
Loans
Deposits
(1)The figures in 2024 include the impact of a one-time $92.4 million pre-tax ($65.4 million after-tax) gain related to the FDIC Loan Purchase. This gain increased return of average equity by 3.15%, return on average assets by 0.30%, net income by $65.4 million, revenue by $92.4 million and diluted EPS by $1.11 per share.

This performance continues the Company’s historical trend of ongoing performance, with continued growth in revenue, loans and deposits. In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

5-Year CAGR of Net Income: 17.8%	5-Year CAGR of Revenue: 18.1%	5-Year CAGR of Earnings Per Diluted Common Share: 19.0%

5-Year CAGR of Book Value Per Common Share: 18.8%	5-Year CAGR of Deposits: 17.9%	5-Year CAGR of Loans: 17.6%

34

Compensation Discussion & Analysis
Total Returns to Stockholders under our CEO
The following graph compares the total return of our common stock over the last 10 fiscal years with (i) the companies included in the total return for the U.S. NYSE Index (ticker: NYATR), and (ii) the banks included in the ABA NASDAQ Community Bank Total Return Index (“XABQ”). The graph assumes $100 was invested on June 30, 2016, the last trading day of fiscal year 2016. The indexes assume reinvestment of dividends.

Axos	NYSE	XABQ
Since fiscal year 2016, the common stock of the Company has provided an average annual return of 21% to investors based on changes in market value and a corresponding compounded increase in earnings per share of 16%.
Since Mr. Garrabrants’ appointment to CEO on October 23, 2007, the common stock of the Company has returned 5,381%.
The below table presents the total return over other measurement periods of our common stock compared to the NYSE and XABQ.

Measurement Period	Axos	NYSE	XABQ(1)

7/1/2021 – 6/30/2026 (5-year)	210%	161%	144%
Fiscal Year 2026	28%	19%	28%
(1)XABQ includes banks and thrifts or their holding companies listed on the NASDAQ Stock Market as selected by the American Bankers Association.

35

Compensation Discussion & Analysis
Executive Compensation Overview
Our executive compensation program is designed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. We design our executive compensation program to be driven by performance, rewarding our executives for creating value for stockholders. We have a pay-for-performance philosophy for executive compensation based on the following principles:
•Performance Expectations. We have clear performance expectations of our executive team, and the design of our executive compensation program reflects these expectations. Our Compensation Committee sets forth the performance expectations for our CEO and our CEO sets forth the performance expectations for the rest of our executive team. Each executive officer’s performance is evaluated on a regular basis against predefined and documented performance objectives. Each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. We believe that individuals who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. A substantial portion of each executive’s pay is performance-based compensation that is variable based on the Company or business unit’s annual and long-term operating performance and long-term stockholder returns.
•Emphasis on Long-Term Equity Incentives. Our executive compensation program emphasizes long-term stockholder value creation by compensating executives with RSUs earned based upon performance criteria in a particular year and then vested on a time-based vesting schedule generally over three years for NEOs other than the CEO and four years for the CEO. The Compensation Committee believes performance-based requirements for grants of RSUs, which then vest on a time-based vesting schedule are the most effective way to attract and retain a talented executive team and align executives’ interests with those of stockholders. As a result, our executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation and our executives generally hold significant unvested RSUs at any particular time. This practice is intended to create a substantial retention incentive, encourage our executives to focus on the Company’s long-term success, and align executive interests with the long-term interests of our stockholders.
•Competitive with Industry Peers. We believe total compensation packages for our executive officers should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while being consistent with the Company’s objective of maintaining a competitive and efficient cost structure and aligning executive compensation to Company performance and stockholder value. Compensation should be commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees. The Company’s compensation programs reflect its position as a leading technology-oriented financial institution in a highly competitive, and dynamic industry, recognizing that the Company competes for executive talent with commercial banks, investment banks, securities firms and broker-dealers, financial technology start-ups, and technology companies.
Fiscal Year 2026 Compensation Program and Pay Decisions
Fiscal year 2026 was another outstanding financial performance year for the Company, as we exceeded our financial objectives and ranked among the top percentiles of our industry peers based on return on assets. Our fiscal year 2026 executive compensation awards reflect both financial and operational results our Board of Directors determined critical to our long-term strategic objectives. The connection between our performance results and NEO compensation awards continues to be at the forefront of the Compensation Committee’s decision-making. In addition to financial performance, the Compensation Committee takes into account risk management practices (including internal controls) within the organization, including the results of federal and state regulatory examinations and internal and independent audits throughout the year.
In making pay decisions, the Compensation Committee reviews Company, peer and individual performance as well as the results of market data prepared by the Compensation Committee’s independent compensation consultant. The Compensation Committee’s executive compensation decision for the CEO is determined by a binding written agreement. For NEOs other than the CEO, the Compensation Committee receives input from the CEO, reviews peer data and utilizes its business judgment to determine compensation.
The key components of our fiscal year 2026 executive compensation program for Named Executive Officers consist of a base salary, a short-term performance-based cash incentive, a long-term performance-based RSU incentive, and a 401(k) plan. The Compensation Committee reviews and determines executive compensation for the CEO at the end of the fiscal year and awards cash and share-based bonuses for other executives semi-annually.

36

Compensation Discussion & Analysis
Elements of Direct Compensation
The following table summarizes the primary elements of the Company’s direct compensation arrangements and how such elements support the Company’s other compensation objectives in the short and long term:

Element	How Compensation Objectives Are Met

SHORT-TERM

Base Salary	Commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.

Annual Non-Equity Incentive Plan Compensation (Cash Bonus)	Varies based on the Company attaining annual performance measures that are aligned with the business strategy and stockholders’ interests.

Benefits and Perquisites	Establishes limited perquisites in line with market practice that include health and welfare insurance coverage and 401(k) plan benefits on the same basis as our general employee population.

LONG-TERM

Long-Term Incentive Compensation (RSUs)	Varies based on long-term total stockholder return (“TSR”) and promotes stockholders’ interests.

Long-Term Equity Incentive Compensation
The Company designed the 2014 Plan with a focus on aligning NEO incentives with long-term stockholder value. RSU awards are used by the Company to create a long-term incentive program.
The RSU awards granted under the 2014 Plan are awarded to NEOs based on achievement of performance objectives and for NEOs other than the CEO generally vest over three years, one-third on each one-year anniversary of the award. Mr. Garrabrants’ awards currently vest over four years, one-fourth at the end of each fiscal year. Expense related to Mr. Garrabrants’ awards from an employment agreement effective July 1, 2017 was recognized over a period of nine years based upon Monte Carlo calculated values amortized using the graded vesting method. Effective January 1, 2026, the CEO’s employment agreement renewed automatically for one year with the same long-term equity incentive for Mr. Garrabrants that is expensed over five years based upon Monte Carlo calculated values amortized using the graded vesting method. The expense for the awards of all other NEOs is amortized over the three-year vesting period following the grant, unless otherwise noted.

37

Compensation Discussion & Analysis
Compensation Practices
We follow sound compensation practices to support our guiding principles.

What We Do	What We Don’t Do

  Pay For Performance – A significant percentage of direct compensation is based upon measurable performance goals.
  Risk Management – We prohibit short sales, transactions in derivatives of the Company’s securities, including various hedging type transactions, without prior approval.
  Performance-Based, Long-Term Equity – We emphasize long-term equity awards in our pay mix.
  At-Will Employment – We employ our executive officers at will.
  Responsible Use of Equity – We manage our equity award program responsibly, awarding only approximately 1.19% of weighted average shares outstanding (on a fully diluted basis) in fiscal year 2026.

 Tax Gross Ups – We do not offer gross-ups of related excise taxes.
 Special Perquisites – We do not provide executive perquisites that are not available to other employees generally.
  Re-Pricing or Repurchase of Underwater Equity Awards – Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.
 Pension or Other Special Benefits – We do not provide pensions or supplemental executive retirement, deferred compensation, health, or insurance benefits.
  “Single Trigger” Severance Payments or equity vesting on Change In Control – Our employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change of control.

Equity Compensation Practices
To directly align the interests of our executives with the interests of the stockholders, our Board maintains Company common stock (“shares”) ownership guidelines, that require the CFO, the CEO and each executive vice president to maintain a minimum ownership interest in the Company. The current ownership guideline requires executives to acquire and maintain shares having a market value equal to at least eight times annual salary for the CEO, five times annual salary for the CFO and three times annual salary for executive vice presidents within five years of appointment to the position.
Stockholder and Proxy Feedback
Our periodic say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, including with respect to the results of our advisory say-on-pay proposal at our 2025 Annual Meeting of Stockholders. We continue to actively seek feedback from stockholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program. Our Compensation Committee considered the vote results and the feedback we received as it evaluated the compensation opportunities provided to our executive officers.
We have discussions with our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation. Our Chairman, CEO, CFO, and Head of Investor Relations met or held discussions with stockholders, and during fiscal year 2026 we met with nearly half of our top fifty institutional stockholders, representing more than 50% of total stock ownership.

38

Compensation Discussion & Analysis
We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, conducting stockholder perception studies through a third-party service provider, and issuing periodic reports on our activities. We participated in a total of twelve virtual or in-person investor conferences and three non-deal roadshows in fiscal year 2026, resulting in twenty-eight days during the year meeting investors. According to the IR Magazine Global Roadshow Report 2026, the average mid-cap company spends approximately eleven days a year on roadshows meeting investors. Our stockholder engagement efforts exceed this benchmark.
At these meetings or in these discussions, our stockholders were provided the opportunity to discuss executive compensation and other governance issues with the Company. With respect to executive compensation, the primary responses received were:
•say-on-pay vote decisions generally follow stockholder advisory recommendations without significant independent review by the investment arms of our investors, but despite this, those stockholder advisory recommendations should be carefully reviewed and considered;
•compensation plans that are grandfathered under Internal Revenue Code Section 162(m) should remain in place given their tax efficiency and not be “materially modified” in order to maximize the tax deductibility of executive compensation for as long a timeframe as possible;
•stockholders significantly valued the level of insider ownership, particularly that of our Chief Executive Officer, who holds 234 times his base salary in shares of the Company’s stock (calculated using the closing price of Company common stock of $97.39 on June 30, 2026);
•tying compensation specifically to share price performance versus banking industry performance under the CEO employment agreement was a desirable component of a performance-based plan; and
•improving clarity of the Company’s annual Proxy Statement, specifically regarding executive compensation matters.
The Company is committed to continuing its engagement with our stockholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices. Although the Company is bound by existing formulaic contractual arrangements with the CEO, the Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes when making future decisions with regard to new contractual relationships and the compensation of executives whose compensation is not governed by long-term agreements.
Peer Group
The Compensation Committee reviews compensation practices and program design at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with its performance and with Axos’ peers. The Compensation Committee reviews compensation components at peer companies, including salaries and target bonus levels comparing them to specific market percentiles. The Compensation Committee believes that, in general, performance targets should be set above peer company performance targets (e.g., higher return on equity targets, higher growth targets), and that executives should bear greater multi-year downside from poor performance and greater multi-year upside benefit from strong performance.
At the time of entry into the employment agreement with Mr. Garrabrants in fiscal year 2017, the Compensation Committee, with the advice of an independent compensation consultant, selected a peer group of 13 institutions as disclosed in the fiscal year 2017 annual proxy statement. As part of its ongoing monitoring of compensation practices at peer institutions, the Compensation Committee made certain changes to the designated peer group in fiscal year 2022 which is outlined below, and continues to assess Mr. Garrabrants’ compensation against this group.

Banc of California (BANC)
Bank of Hawaii Corporation (BOH)
Bank OZK (OZK)
Community Financial System (CBU)
CVB Financial Corp (CVBF)
Eagle Bancorp (EGBN)
First Financial Bankshares (FFIN)
First Hawaiian (FHB)
Green Dot (GDOT)

Hilltop Holdings (HTH)
Independent Bank (INDB)
New York Community (NYCB)
Pacific Premier Bank (acquired by Columbia Banking System)
PacWest (acquired by Banc of California)
TFS Financial (TFSL)
Trustmark (TRMK)
United Community Banks (UCB)
Western Alliance Bancorporation (WAL)

39

Compensation Discussion & Analysis
CEO Compensation at a Glance

Fixed pay unchanged
0% Increase Since 2017
The CEO’s $700,000 base salary — the 8th percentile of the peer group at the time it was set — has never been increased during the nine-year term of his employment agreement.

Cash bonus can go negative
Down to $(2.1) million
Falling short of the 15% ROE target reduces the cash bonus below zero. The formula carries that shortfall forward against future years’ bonuses rather than forgiving it.

Equity award can go significantly negative
Negative Carryforward
Underperforming the XABQ bank index reduces — or eliminates — the annual RSU award, and any deficit must be earned back through future outperformance before a new award is granted.
Long-dated retention 5+ Years of Service Required for Full Award RSU awards granted 1+ year after contract renewal and vest over a 4-year period

Insider ownership well above guidelines
CEO Holds Shares Worth 234x Salary
The CEO holds shares worth 234x his base salary — nearly 30x the 8x-salary ownership guideline the Board requires — directly tying CEO’s interests to the stockholders’ interests.

Realized pay falls sharply if FY2027 relative performance is negative

$2,710,766 Floor
The $12.1 million Summary Compensation Table total for the CEO includes an estimated RSU award that is not guaranteed. If the Company does not outperform its peers in fiscal year 2027, no RSUs would be awarded for the January 1, 2026 renewal, cutting the CEO's reported fiscal year 2026 compensation to $2,710,766.

112-to-1 Pay Ratio Would be Adjusted Down to 25-to-1
25-to-1 CEO pay ratio well below peer group CEO pay ratio of 66-to-1(1). Reflects a pay-for-performance structure — CEO relative compensation below peer group average unless share price outperformance is achieved.

(1) Represents the average of the Company's designated proxy peer group based on available public filings.

40

Compensation Discussion & Analysis
Chief Executive Officer Compensation Plan

The Chief Executive Officer’s compensation plan is based upon peer analysis and forward-looking performance metrics. Although the Compensation Committee recognizes the value of the Chief Executive Officer’s capabilities, diversity of skill sets, quality of education and work experience, and history of success, the Compensation Committee relies on forward looking performance criteria and peer analysis to determine compensation. The Chief Executive Officer’s compensation plan has a lower level of fixed compensation than comparable peers and highly variable cash and RSU compensation components payable only upon strong overall financial performance of the Company in the fiscal year.
2026 CEO Compensation Summary

Salary and 401(k)	Non-equity incentive plan compensation	Stock Awards
Total Performance-Based Compensation

Element of CEO Compensation	Compensation Objectives and Rationale

Salary and 401(k)	•Commensurate with the role, scope and complexity of CEO’s position relative to other executives and employees.

Total Performance-Based Compensation

Individual Factor	•Incentivizes specific non-financial management objectives that are not reflected in realized net income

Non-Equity Incentive Plan Compensation

15% Target Return on Equity
•Annual Target Cash Bonus only paid for exceptional performance
•15% Target Return on Equity set to the 97th percentile of all exchange traded banks
•Negative carryforward promotes long-run performance without favoring a specific year

Stock Awards

Total Return to Stockholders Relative to XABQ
•Link long-term compensation to total return to stockholders and encourage long-term investments that will result in market recognizing long-term value creation
•Reward performance relative to XABQ index
•Discourage excessive risk-taking due to long-term formulaic negative carryforward and four year vesting period

41

Compensation Discussion & Analysis
CEO Base Salary
The Chief Executive Officer’s base salary was set at $700,000, the 8th percentile of the Peer Group (meaning that 92% of the Peer Group CEO’s had a higher base salary at time of entry into the agreement), for fiscal year 2018 and all future contract years subject to the CEO’s employment agreement entered into on June 30, 2017 (the “Agreement”), which automatically renewed effective each January 1st following the initial five year term for a one year term. Since Mr. Garrabrants was appointed CEO in 2007, his salary has been set pursuant to the Agreement and he has not received a base salary increase during the term of the Agreement.
Total Performance-Based Compensation
The Individual Factor
The individual factor allows the Compensation Committee to determine specific non-financial management business objectives (“MBOs”) that are not reflected in realized net income. The individual factor is determined based upon predetermined goals set by the Compensation Committee and discussed with the CEO prior to the fiscal year with 1.0 representing satisfactory achievement of all objectives, but may range from 0.8 (failure to achieve objectives) to a maximum of 1.2 (exceeds satisfactory achievement of all objectives). With respect to performance against the MBOs, the members of our Compensation Committee evaluated the CEO’s performance against the MBOs. The evaluation included an analysis of Mr. Garrabrants’ performance against all of his individual MBOs, which included, but were not limited to: achievement of satisfactory results from audits, regulatory examinations, and other risk-reviews, capturing meaningful new business relationships, successfully completing acquisitions of other companies, launch and improvement of software platforms, enhancing the executive team, and creating new business units. After conducting a thorough review of Mr. Garrabrants’ performance against the MBOs, the Compensation Committee determined that Mr. Garrabrants’ MBO performance had been achieved at target and set the individual factor for performance equal to 1.00 for fiscal year 2026. Under Mr. Garrabrants’ leadership, the Company’s fiscal year 2026 accomplishments include, but are not limited to:
•Achieved record revenue and book value per share
•Increased net loans by $4.5 billion to $25.6 billion
•Increased deposits by $3.7 billion to $24.6 billion, including the acquisition of approximately $2.3 billion of deposits from Jenius Bank
•Closed the acquisition of Verdant Commercial Capital, LLC on September 30, 2025
CEO Short-Term Cash Incentive Compensation
Fiscal Year 2026 Calculation
In the Agreement, the Chief Executive Officer’s short-term cash incentive is set in accordance with the following formula (“Annual Cash Bonus Formula”):
Annual Cash Bonus ($) = Annual Target Cash Bonus × (Individual Factor) + 2% (After-Tax Net Income - Target Net Income)

Compensation Formula Variable	Fiscal Year 2026 Results
Annual Target Cash Bonus Salary × 150%	$700,000 × 150% = $1,050,000
Individual Factor	1.00
Fiscal Year 2026 Net Income	$490,372,096
Target Net Income 15% of Average Common Equity(1)	15% x $2,953,558,597 = $443,033,790
Fiscal Year 2026 Annual Cash Bonus(2) $1,050,000 x 1.00 + 2% ($490,372,096 - $443,033,790) $1,996,766
(1)Based on the 12 month spot average per the Agreement.
(2)The $1,996,766 short-term cash incentive compensation was paid to the CEO in September 2026, following the approval of the Compensation Committee.

42

Compensation Discussion & Analysis
15% Target Return on Equity
According to the performance criteria set by the Compensation Committee, in order for the CEO to earn the full annual target cash bonus, the Company must achieve an annual return on average common equity equal to at least 15%. In order to set the 15% goal at the time of the initial agreement, the Compensation Committee evaluated return on equity rates for 812 exchange-traded banks tracked by SNL Financial Global Market Intelligence. The Board believes industry performance data demonstrates that this 15% return on equity target is a highly rigorous performance metric achieved by few public banks in any one year and even fewer consistently at the Company’s size.
The Compensation Committee considers the following factors in determining the 15% target return on equity.

Compensation Objective & Rationale

Annual Target Bonus only paid for exceptional performance
•Annual Target Cash Bonus, consisting of the 150% of salary, is set at the 56th percentile of the Peer Group at the time of the initial agreement
•Full Annual Target Cash Bonus is only achieved by reaching a 15% target return on equity

Requires return on equity equal to or in excess of 15%
•Rigorous metric initially set to approximate the 97th percentile of all exchange-traded banks
•The fixed return mitigates incentives to take strategic actions to influence subsequent targets
•The amount of net income required to reach the 15% return on common equity target grows with the book value of the Company’s equity, providing assurances to stockholders that above-target incentive compensation amounts are only realized after achieving superior returns on the equity invested in the Company

Negative carryforward promotes long-run performance without favoring a specific fiscal year
•Failure to achieve the 15% target return on equity reduces the cash bonus in accordance with the Annual Cash Bonus Formula
•Annual Cash Bonus Formula can create a negative carryforward that will reduce current and future Annual Cash Bonus payments
•Provides no incentive to shift earnings unproductively across fiscal years or quarters
•The cumulative negative incentive compensation is limited to $2.1 million and is not subject to recoupment in the event the CEO is no longer employed by the Company at the time the next annual bonus would otherwise be payable

In fiscal year 2026, the Company achieved a 16.32% return on average common equity, resulting in a $1,996,766 fiscal year 2026 Annual Cash Bonus for our CEO.
For illustration purposes only, the calculation of the Annual Cash Bonus assuming the Fiscal Year 2026 Average Common Equity and a range of alternate Individual Factors and Average Common Equity, refer to the table below.

	Return on Average Common Equity
	10.00%	15.00%	16.32%
0.80	$(2,100,000)	$840,000	$1,786,766
1.00	$(1,903,559)	$1,050,000	$1,996,766
1.20	$(1,693,559)	$1,260,000	$2,206,766

43

Compensation Discussion & Analysis
CEO RSU Award Calculation Description
Fiscal Year 2026 RSU Award
In the Agreement, the CEO’s RSU award is set in accordance with the following formula (the “Equity Award Formula”):
Equity Award ($) = Target Award ($) × Individual factor + 2% (Company’s TRS - XABQ Index Return) × (Beginning Market Cap)
Due to the Company’s significant outperformance compared to the XABQ index, the CEO Fiscal 2026 Equity Award was calculated to be 61,482 shares to vest over 4 years. The Summary Compensation Table (on page 49) reflects this award as $9.3 million, as calculated in line with Accounting Standards Codification (“ASC”) 718 for the expense the Company will recognize for this award over 5.5 years, matching the performance and vesting periods.
The CEO’s target equity award was determined based on the beginning market capitalization of the Company prior to the beginning of each fiscal year during the term of the Agreement in accordance with the following table:

Beginning Market Capitalization	Target Equity Award
<$2.0 Billion Market Cap	$2,500,000
$2.0 Billion - $2.5 Billion Market Cap	$3,000,000
$2.5 Billion - $3.5 Billion Market Cap	$3,500,000
$3.5 Billion or More Market Cap	$4,000,000

Compensation Formula Variable	Fiscal Year 2026 Results
Beginning Market Capitalization	$4,120,617,317
Target Award based on Beginning Market Capitalization	$4,000,000
Individual Factor	1.00
Fiscal Year 2026 Company’s Total Return to Stockholders	29%
Fiscal Year 2026 XABQ Index Return	28%
Beginning Stock Price(1)	$72.43
Fiscal Year 2026 Equity Award (Shares) $4,000,000 × 1.00 + 2% (29% - 28%) × $4,120,617,317 = $4,452,822 $4,452,822 ÷ $72.43 61,482 Shares (to vest over 4 years)
(1)Per the Agreement, the beginning Stock Price is calculated as the average daily stock price for June 2025.
Impact of One-Year Renewal of Agreement on CEO RSU Award Grant Date
Effective each January 1st following the initial five-year term, the Agreement was automatically renewed for a one-year term since no notice of non-renewal was provided by either the Company or CEO. The RSU or other long-term equity incentive award the Company became obligated to grant the CEO in connection with the renewal occurring during fiscal year 2026 will not be granted to the CEO until September 2027, if at all. This award is contingent on the CEO remaining employed by the Company until September 2027 and is subject to other requirements for vesting of the grants under the Agreement. The grant to be issued in conjunction with each one year renewal is treated for accounting purposes as if the RSU award was granted on January 1 of each automatic renewal year. Specifically, in accordance with ASC 718, an estimate of the RSU awards was made on January 1 of each respective year using Monte Carlo simulation to generate estimated future prices of the Company’s stock, estimated future Company TRS and estimated future total returns on the XABQ index. With these outputs, the Company estimated the future number of RSUs and values. For accounting purposes, the Company charges the value across the future vesting periods using a grading method to determine grant-date expense attributable to future years. The Company graded or spread the award expense as required under ASC 718 across the service period and the four-year vesting periods. The estimated fair values for the awards associated with the renewals occurring during fiscal years 2026, 2025 and 2024 were $9.3 million, $8.9 million and $9.4 million, respectively, on each award’s grant date. The remaining unrecognized $17.5 million estimate for the RSU awards

44

Compensation Discussion & Analysis
associated with the Agreement will be recognized as compensation expense to be amortized over each of the following five fiscal years provided the CEO maintains employment with the Company as follows:

FY 2027	FY 2028	FY 2029	FY 2030	FY 2031
$7,511,093	$5,248,037	$2,931,050	$1,343,796	$422,817
The information appearing in this section “Impact of One-Year Renewal of Agreement on CEO RSU Award Grant Date” and the tables above shall not be deemed a substitute for the information set forth in the Summary Compensation Table and other tables included below. In accordance with Item 402 of Regulation S-K under the Exchange Act, the entire estimated value of the awards associated with the renewals occurring during fiscal years 2026, 2025 and 2024 of $9.3 million, $8.9 million and $9.4 million, respectively, appears as one grant in each respective year in the Summary Compensation Table.
Total Return to Stockholder Relative to XABQ Index
The annual RSU award is a long-term incentive designed to provide a risk-balanced approach to executive compensation.

Compensation Objective and Rationale

Link long-term compensation more closely to total return to stockholders and encourage long-term investments that result in market recognizing long-term value creation
•Adjusted current share awards in the event of the Company’s share price underperformance and link directly to total return to stockholder
•Symmetric upside rewards and downside penalties associated with the Equity Award Formula, coupled with the reliance on relative performance versus the Peer Group, provides stronger incentives to create stockholder value than more typical plans that provide awards during unprofitable years and fail to carry forward negative performance over a multiyear period

Reward performance relative to XABQ index
•Compensation is driven by performance relative to the Company’s competition
•Index most closely resembles the Company’s competition
•No rewards or penalties for market factors increasing or decreasing, respectively, sector-wide returns

Discourage excessive risk taking due to long-term formulaic negative carryforward and four year vesting period
•Failure to perform relative to XABQ index reduces the Equity Awards in accordance to the Equity Award Formula
•In the event of severe underperformance, the Equity Award Formula can create a negative carryforward that will reduce current and future Equity Awards
•After granted, award vests one fourth over four years

For illustration purposes only, for the calculation of the Equity Award Formula assuming the Fiscal Year 2026 Beginning Market Capitalization, the Fiscal Year 2026 return on XABQ, a range of alternate Individual Factors and a range of alternate Company’s Total Return to Stockholders, refer to the table below.

	Total Return to Stockholders
	10%	15%	29%
0.80	$(11,859,449)	$(7,740,000)	$3,652,822
1.00	$(11,059,449)	$(6,940,000)	$4,452,822
1.20	$(10,259,449)	$(6,140,000)	$5,252,822

45

Compensation Discussion & Analysis
The Chief Executive Officer’s target equity award was set such that total target compensation – including the sum of the base salary, target cash bonus, and the target equity grant – would approximate the 65th percentile of total compensation for CEOs in the original peer group. The target total compensation was set above the peer-group median because of the higher return on equity hurdle requirement to reach target cash awards, the significant greater formulaic multi-year downside risk present in the Agreement vs. original peer group compensation plans, and the long-term nature of the Agreement. Historically, the Compensation Committee has not made any adjustments to the CEO’s compensation over the contract term despite upward adjustments of original peer group compensation over the terms of the CEO’s contract.
Under the Agreement, any negative equity award value amount is not subject to clawback or recoupment from prior years’ awards in the event the CEO is no longer employed by the Company at the time the next annual incentive award would be payable. By reducing the baseline equity award value in subsequent fiscal years, no equity award will be made for the calculation year unless the Company’s TRS in the subsequent year or years is sufficiently in excess of the bank index performance to compensate fully for any prior year’s deficit.
The Agreement measures the relative TRS for the fiscal year based on the change in the Company’s share price during that period, taking into account any dividends paid either by the Company or the index, which is assumed to be reinvested in the applicable company.
The Beginning Stock Price is the average daily stock price in the final month of the prior fiscal year, which mitigates incentives to manipulate prior year-end stock prices and mitigates the impact of one-day or short-term stock price fluctuations. Beginning Market Cap is calculated by multiplying the number of shares outstanding at the end of the prior fiscal year by the Beginning Stock Price. The Target Equity Award is determined by the table described above and will adjust up or down in accordance with the beginning market capitalization of the Company. The Individual Factor is the same as the individual factor used in the cash incentive compensation plan described above. The Company’s Annual Stockholder Return includes reinvested dividends and the XABQ Index Return is the annual return of the ABAQ Index including reinvested dividends.
RSU grants in any fiscal year are limited to 480,000 shares. If the Equity Award calculated under the Equity Award Formula exceeds the maximum grant of 480,000 shares, the CEO will receive a cash payment in Performance Units equal to the value on the date of the award between the number of shares calculated pursuant to the Equity Award Formula and the value of 480,000 shares (based on the Beginning Stock Price). The Performance Units, if any, will vest and be paid over a minimum of four years (subject to a maximum annual payment of $3,000,000).
CEO Pay Ratio
SEC rules require most publicly traded companies to provide information regarding the relationship of the median annual total compensation of our employees, other than our CEO, to the annual total compensation of Mr. Garrabrants, our CEO.
We identified the median employee by calculating the total compensation of all persons excluding the CEO who were employed by us as of June 30, 2026, including full-time and part-time employees. We considered regular pay for salaried and hourly employees, overtime, equity compensation and taxable cash benefits, including cash incentive payments, and referral fee income, for the fiscal year ended June 30, 2026 as reflected by our internal payroll records. We made annualizing adjustments to the compensation of full time employees who joined us mid-year.
We then ranked the fiscal year 2026 compensation received by all of the employees in our employee population other than our CEO to determine our median employee. Once we identified our median employee, we calculated such employee’s annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.
Based on this methodology, we determined that:
•The annual total compensation of our median employee was $107,348.
•The annual total compensation of Mr. Garrabrants, our Chief Executive Officer, was $12,054,932.
•The ratio of Mr. Garrabrants’ total compensation for 2026 to that of the median employee was 112 to 1.
Mr. Garrabrants’ RSU award included in his fiscal year 2026 compensation calculation is highly dependent on the Company’s performance, as described in the preceding pages, and may not be realized by Mr. Garrabrants. If the Company does not outperform its peers in fiscal year 2027, Mr. Garrabrants would not be awarded any RSUs and his received fiscal year 2026 compensation would be reduced to $2,710,766 and the ratio to median employee to 25 to 1.

46

Compensation Discussion & Analysis
Other Named Executive Officers
With regard to the compensation paid to each Named Executive Officer other than the CEO, the CEO is authorized to evaluate and review the performance of each Named Executive Officer (other than himself) and recommends their compensation packages to the Compensation Committee for approval, with consideration for regional and industry standards. In determining compensation awarded to the other Named Executive Officers for fiscal year 2026, the Compensation Committee and CEO performed a global review of both overall and relative individual Named Executive Officer performance, peer bank NEO compensation levels, business unit performance and corporate performance. Among other factors, the Compensation Committee and CEO considered the below in determining compensation awarded to the other Named Executive Officers for fiscal year 2026:
•Growth in core balance sheet metrics, including loans and deposits, along with associated earnings contribution, margin and cost management (e.g., baseline targets of 17% ROE, 4.6% Bank net interest margin, and salaries/professional services expense growth capped at 30% of revenue growth);
•Execution of strategic initiatives, including acquisitions, integrations, and capital markets or financing transactions supporting long-term franchise growth;
•Contributions to client experience, employee engagement, and other franchise-building efforts supporting the Company’s long-term strategic priorities;
•Advancement of operational efficiency and technology initiatives supporting productivity and scalability across the organization; and
•Maintenance of a sound risk, audit, and regulatory compliance environment.
The Compensation Committee and CEO considered the overall performance of each executive, including consideration of unplanned events and issues emerging during the fiscal year. Based on their evaluation, the Compensation Committee and CEO used their judgment in making compensation determinations for each of the other Named Executive Officers. As a general rule, bonuses for the other Named Executive Officers are targeted between 200% and 300% of base salary in cash and stock compensation. The Named Executive Officers have a lower level of fixed compensation compared to peers and a variable performance-based bonus consisting of both cash and RSUs. In undertaking the compensation determinations, the CEO and Compensation Committee conduct the following steps on an annual basis:
•Evaluate employee performance against specified business objectives;
•Review business performance targets and objectives; and
•Set base salary levels, and amounts and targets for incentive cash bonus plan.

47

Compensation Discussion & Analysis
Compensation Discussion and Analysis Highlights
The following is a summary of the Compensation Discussion and Analysis, for the complete Compensation Discussion and Analysis please refer to the section beginning on page 31.

Performance-Based Compensation Factor(1)	Compensation Objectives and Rationale	Fiscal Year 2026 Accomplishments

Individual Factor	•Incentivizes specific non-financial management objectives that are not reflected in realized net income	•Improved book value per share to $55.81 up 17.6% from the prior year •Grew net loans by nearly 22% from the prior year •Increased deposits by $3.7 billion to $24.6 billion

Non-Equity Incentive Plan Compensation

15% Target Return on Equity
•Annual Target Bonus only paid for exceptional performance
•15% Target Return on Equity set to the 97th percentile of all exchange traded banks
•Negative carryforward promotes long-run performance without favoring a specific year
•Achieved a 16.32% return on average common equity, outperforming the target return on equity

Stock Awards

Total Return to Stockholders Relative to XABQ
•Link long-term compensation to total return to stockholders and encourage long-term investments that will result in market recognizing long-term value creation
•Reward performance relative to XABQ index
•Discourage excessive risk-taking due to long-term formulaic negative carryforward and four year vesting period
•Achieved a 29% total return to stockholders, outperforming the XABQ

(1)Performance-Based Compensation is in addition to a Salary and 401(k).
•94.1% of CEO’s Fiscal Year 2026 Compensation is performance based
•71.4% of Average NEO Fiscal Year 2026 Compensation is performance based
•Strategically and opportunistically repurchased $22 million of Company common stock during fiscal year 2026 at an average price of $87.95, compared to a price of $92.54 as of the record date
•Over a five-year period, the common stock of the Company has provided a total return of 210%, significantly outperforming the total NYSE return of 161% and the XABQ return of 144%

5-Year CAGR of Net Income: 17.8%	5-Year CAGR of Revenue: 18.1%	5-Year CAGR of Book Value Per Common Share: 18.8%

48

Compensation Discussion & Analysis
Executive Compensation Tables
Summary Compensation Table
The following table shows all compensation earned and equity incentives awarded during fiscal year 2026 for our CEO, CFO, and the other three most highly compensated executive officers for fiscal year 2026, as well as amounts for any of those individuals who qualified as a “Named Executive Officer” in any of the two preceding fiscal years. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

Name and Title	Year(1)	Salary(2)	Non-Equity Incentive Plan Compensation(3)	Bonus(4)	Stock Awards(5)	All Other Compensation(6)	Total

Gregory Garrabrants	2026	$700,000	$1,996,766	$—	$9,344,166	$14,000	$12,054,932
President and Chief Executive Officer	2025	700,000	2,088,672	—	8,892,443	13,800	11,694,915
	2024	700,000	3,714,577	—	9,433,632	13,200	13,861,409
Eshel Bar-Adon(7)	2026	370,000	—	560,000	525,054	13,188	1,468,242
Executive Vice President, Strategic Partnerships and CLO

Raymond Matsumoto(8)	2026	420,000	—	520,000	560,056	14,000	1,514,056
Executive Vice President, Chief Operating Officer	2025	415,000	—	600,000	620,106	13,800	1,648,906
	2024	400,000	—	600,000	575,019	13,200	1,588,219
Brian Swanson(9)	2026	550,000	—	688,606	447,414	11,750	1,697,770
President, Head of Consumer Bank	2025	355,000	—	518,750	1,145,077	11,500	2,030,327

Derrick K. Walsh	2026	360,000	—	555,000	525,083	11,750	1,451,833
Executive Vice President, Chief Financial Officer	2025	350,000	—	525,000	510,038	11,500	1,396,538
	2024	330,000	—	490,000	475,055	11,250	1,306,305
(1)Fiscal year in which salary and non-equity incentives and bonuses were earned. For stock awards, the fiscal year of the accounting grant date.
(2)Salary for fiscal year 2026 approved by the Compensation Committee in September 2025.
(3)Payments under Non-Equity Incentive Plans were earned in accordance with the employment contracts of Mr. Garrabrants.
(4)Bonus earned during the fiscal years listed.
(5)Aggregate value of RSUs based upon the accounting grant date and calculated in accordance with ASC 710 and 718. The actual value at the end of the vesting period may be significantly higher or lower than the value presented depending upon the market value of the common stock at that time.
For Mr. Garrabrants, the $9.3 million, $8.9 million and $9.4 million value of the stock award for fiscal years 2026, 2025 and 2024 included in the table above, represents the ASC 718 aggregate grant date value of the RSU awards issuable in connection with the one-year renewal of his employment agreement. See the section “Impact of One-Year Renewal of Agreement on CEO RSU Award Grant Date” for a further description of these awards. As required by Item 402 of Regulation S-K, the table above presents the aggregate grant date value notwithstanding the RSU award represents a multi-year incentive award. The presentation required by Item 402 with respect to this award reduces the comparability of Mr. Garrabrants’ compensation year-over-year because it presents a multi-year incentive award as only being compensation in a single year. The resulting expense allocation will be spread across all vesting years in accordance with ASC 718. The total of the compensation expense of $27.7 million is being recognized in the income statement over fiscal years 2024 through 2031.
(6)All other compensation amounts are 401(k) matching contributions.
(7)Mr. Bar-Adon was not an NEO in fiscal years 2025 and 2024.
(8)Mr. Matsumoto was not an NEO in fiscal year 2025.
(9)Mr. Swanson was not an NEO in fiscal year 2024.

49

Compensation Discussion & Analysis
Grants of Plan-Based Awards in Fiscal Year 2026
The table below shows all plan-based awards the Company made during fiscal year 2026 to the Named Executive Officers:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	Closing Price of Stock on Date of Grant	Grant Date Fair Value of Stock and Option Awards(2)

Gregory Garrabrants(3)	1/1/2026	88,106	$106.06	$9,344,166
Eshel Bar-Adon	9/15/2025	2,769	90.29	250,013
	3/15/2026	3,248	84.68	275,041
Raymond Matsumoto	9/15/2025	3,212	90.29	290,011
	3/15/2026	3,189	84.68	270,045
Brian Swanson	9/15/2025	3,254	90.29	293,804
	3/15/2026	1,814	84.68	153,610
Derrick K. Walsh	9/15/2025	2,880	90.29	260,035
	3/15/2026	3,130	84.68	265,048
(1)RSUs for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant; for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.
(2)Aggregate value of RSU awards based upon the accounting grant date and calculated in accordance with ASC 710 and 718. The actual value at the end of the vesting period may be significantly higher or lower than the value presented depending upon the market value of the common stock at that time. The Company’s incentive cash bonus plan is fully discretionary.
(3)The January 1, 2026 award to Mr. Garrabrants (to be issued in September 2027, if the Company performance criteria is achieved) reflects estimated RSU awards totaling 88,106 RSUs at an average price of $106.06 determined through Monte Carlo simulation in accordance with ASC 718.

50

Compensation Discussion & Analysis
Outstanding Equity Awards at Fiscal Year-End 2026
This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of June 30, 2026 all of which consist of RSUs:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Date of Grant(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)

Gregory Garrabrants	59,769	9/14/2023	$5,820,903
	187,620	9/15/2024	18,272,312
	145,358	9/5/2025	14,156,416
Eshel Bar-Adon	1,651	9/15/2023	160,791
	1,417	3/15/2024	138,002
	2,110	9/15/2024	205,493
	2,198	3/20/2025	214,063
	2,769	9/15/2025	269,673
	3,248	3/15/2026	316,323
Raymond Matsumoto	2,241	9/15/2023	218,251
	1,956	3/15/2024	190,495
	3,271	9/15/2024	318,563
	3,244	3/20/2025	315,933
	3,212	9/15/2025	312,817
	3,189	3/15/2026	310,577
Brian Swanson	1,400	9/15/2023	136,346
	1,214	3/15/2024	118,231
	1,794	9/15/2024	174,718
	11,180	3/20/2025	1,088,820
	3,254	9/15/2025	316,907
	1,814	3/15/2026	176,665
Derrick K. Walsh	1,848	9/15/2023	179,977
	1,619	3/15/2024	157,674
	2,638	9/15/2024	256,915
	2,720	3/20/2025	264,901
	2,880	9/15/2025	280,483
	3,130	3/15/2026	304,831
(1)RSUs for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant. For all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant, except for Mr. Swanson’s March 20, 2025 grant for which a portion vests over a four-year period.
(2)The values contained in this column were calculated by multiplying the number of shares by $97.39, which was the closing price of the Company’s common stock reported on the NYSE on June 30, 2026, the last trading day of fiscal year 2026.

51

Compensation Discussion & Analysis
Stock Vested in Fiscal Year 2026
This table shows the RSUs that vested for each Named Executive Officer during fiscal year 2026:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Gregory Garrabrants	202,032	$19,675,896
Eshel Bar-Adon	8,576	745,984
Raymond Matsumoto	12,418	1,079,880
Brian Swanson	10,720	919,878
Derrick K. Walsh	10,126	880,384
The value realized upon vesting is based on the number of shares vesting multiplied by the market price of a Company share on the applicable vesting date.
Pay Versus Performance
The following table shows a comparison of summary compensation and compensation actually paid (“CAP”), as computed in accordance with Item 402(v) of Regulation S-K, to the Company’s CEO as the Company’s Principal Executive Officer (“PEO”) and the average of such measures for the Company’s Named Executive Officers other than the Company’s PEO (“Non-PEO NEO”) relative to the Company’s measures of financial performance for each of the fiscal years indicated. Given the Company’s compensation programs for its PEO and Non-PEO NEOs are heavily weighted toward stock-based compensation, the CAP presented herein is dependent upon the performance of the Company’s stock price, which may result in significant differences between CAP and compensation presented in the Summary Compensation Table in any given year.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEO(1)	Average Compensation Actually Paid to Non-PEO NEOs(1),(3)	Value of Initial Fixed $100 Investment Based on:		Net Income (In Thousands)	Return on Average Common Equity
					Axos Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)

2026	$12,054,932	$23,989,941	$1,532,975	$2,054,054	$209.94	$144.43	$490,372	16.32%
2025	11,694,915	22,672,818	1,925,950	2,686,571	163.91	112.60	432,908	17.30%
2024	13,861,409	19,394,010	1,415,002	2,005,992	123.19	92.77	450,008	21.64%
2023	10,605,532	5,859,824	1,308,698	1,469,939	85.02	77.50	307,165	17.22%
2022	13,734,823	8,266,718	1,489,318	979,109	77.28	93.93	240,716	15.61%
(1)NEOs included in the above table are comprised of the following individuals. In accordance with SEC rules, only the Company’s CEO, CFO and three highest-paid NEOs from the Summary Compensation Table are included.

Fiscal Year	PEO	Non-PEO NEOs

2026	Gregory Garrabrants	Eshel Bar-Adon, Raymond Matsumoto, Brian Swanson, Derrick K. Walsh
2025	Gregory Garrabrants	David Park, Brian Swanson, John Tolla, Derrick K. Walsh
2024	Gregory Garrabrants	Thomas Constantine, Raymond Matsumoto, David Park, Derrick K. Walsh
2023	Gregory Garrabrants	Thomas Constantine, Raymond Matsumoto, David Park, Derrick K. Walsh
2022	Gregory Garrabrants	Thomas Constantine, Raymond Matsumoto, Andrew J. Micheletti, Brian Swanson, Derrick K. Walsh

52

Compensation Discussion & Analysis
(2)The following summarizes the amounts deducted and added to the Summary Compensation Table Total for PEO to calculate CAP to PEO:

	Fiscal Year
	2026		2025		2024		2023		2022
Amounts reported in the Summary Compensation Table as Stock Awards granted during the fiscal year which are based on grant date fair values	$(9,344,166)		$(8,892,443)		$(9,433,632)		$(5,225,526)		$(8,792,836)
Fair value as of the end of the fiscal year of equity awards granted during the fiscal year which remain outstanding and unvested as of the end of the fiscal year	8,580,643	(a)	7,135,898	(b)	6,496,355	(c)	3,275,492	(d)	4,083,638	(e)
Change in fair value during the fiscal year of awards granted in prior years that remain outstanding and unvested as of the end of the fiscal year	8,385,148		7,574,286		5,293,448		858,642		(3,781,373)
Fair value as of the vesting date for awards that were granted and vested during the fiscal year	—		—		—		—		4,287,266
Change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vested during the fiscal year	4,313,384		5,160,162		3,176,430		429,321		(1,264,800)
Fair value as of the end of the prior fiscal year of awards granted in prior years that did not meet the applicable vesting conditions during the fiscal year	—		—		—		(4,083,637)		—
Net difference between Summary Compensation Table Total for PEO and CAP to PEO	$11,935,009		$10,977,903		$5,532,601		$(4,745,708)		$(5,468,105)
(a)Includes RSUs related to awards made to Mr. Garrabrants on January 1, 2026 to be issued, if at all, in September 2027 based on the Company’s performance in connection with the renewal of his employment agreement. See “Impact of One-Year Renewal on CEO RSU Award Grant Date” and footnote 5 to the Summary Compensation Table for additional information regarding the fiscal year 2026 estimated award.
(b)Reflects an aggregated estimated RSU award totaling 93,884 RSUs, related to awards made to Mr. Garrabrants on January 1, 2025 which were issued in September 2026 based on the Company’s performance in connection with the renewal of his employment agreement. The change in fair value of the actual RSU award issued in September 2026 is included in “Change in fair value during the fiscal year of awards granted in prior years that remain outstanding and unvested as of the end of the fiscal year” in fiscal year 2026. See “Impact of One-Year Renewal on CEO RSU Award Grant Date” and footnote 5 to the Summary Compensation Table for additional information regarding the fiscal year 2025 estimated award.
(c)Reflects an aggregated estimated RSU award totaling 113,672 RSUs, related to awards made to Mr. Garrabrants on January 1, 2024 which were issued in September 2025 based on the Company’s performance in connection with the renewal of his employment agreement. The change in fair value of the actual RSU award issued in September 2025 is included in “Change in fair value during the fiscal year of awards granted in prior years that remain outstanding and unvested as of the end of the fiscal year” in fiscal year 2025. See “Impact of One-Year Renewal on CEO RSU Award Grant Date” and footnote 5 to the Summary Compensation Table for additional information regarding the fiscal year 2024 estimated award.
(d)Reflects an aggregated estimated RSU award totaling 83,050 RSUs, related to awards made to Mr. Garrabrants on January 1, 2023 which were issued in September 2024 based on the Company’s performance in connection with the renewal of his employment agreement. The change in fair value of the actual RSU award issued in September 2024 is included in “Change in fair value during the fiscal year of awards granted in prior years that remain outstanding and unvested as of the end of the fiscal year” in fiscal year 2024. Both amounts have been revised from the prior year presentation. See “Impact of One-Year Renewal on CEO RSU Award Grant Date” and footnote 5 to the Summary Compensation Table for additional information regarding the fiscal year 2023 estimated award.
(e)Reflects an aggregated estimated RSU award totaling 113,909 RSUs, related to awards made to Mr. Garrabrants on January 1, 2022 which were based on the Company’s performance in connection with the renewal of his employment agreement.
(3)The following summarizes the average amounts deducted and added to the Average Summary Compensation Table Total for Non-PEO Named Executive Officers to calculate at Average CAP to Non-PEO Named Executive Officers:

53

Compensation Discussion & Analysis

	Fiscal Year
	2026	2025	2024	2023	2022
Amounts reported in the Summary Compensation Table as Stock Awards granted during the fiscal year which are based on grant date fair values	$(514,402)	$(1,022,903)	$(508,040)	$(461,723)	$(749,258)
Fair value as of the end of the fiscal year of equity awards granted during the fiscal year which remain outstanding and unvested as of the end of the fiscal year	572,069	1,222,761	634,979	488,573	559,274
Change in fair value during the fiscal year of awards granted in prior years that remain outstanding and unvested as of the end of the fiscal year	352,259	487,055	406,560	81,648	(340,008)
Change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vested during the fiscal year	111,153	73,708	57,491	52,743	19,783
Net difference between Average Summary Compensation Table Total for Non-PEO NEOs and Average CAP to Non-PEO NEOs	$521,079	$760,621	$590,990	$161,241	$(510,209)
(4)Axos Total Shareholder Return and Peer Group Total Shareholder Return assumes $100 was invested in Company common stock and in the ABA NASDAQ Community Bank Total Return Index (ticker: XABQ), respectively, on June 30, 2021.

54

Compensation Discussion & Analysis
The charts and narrative below are based on the information above in order to present the relationship between Company’s PEO’s CAP and the Company’s Average CAP for Non-PEO NEO with the indicated measure of financial performance, for the last five fiscal years.
Compensation Actually Paid versus Company and Peer Group Total Stockholder Returns

$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
Compensation Actually Paid
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$—
Total Stockholder Return ($100 Investment)
$8,266,718
$979,109
$5,859,824
$1,469,939
$19,394,010
$2,005,992
$22,672,818
$2,686,571
$23,989,941
$2,054,054
2022
2023
2024
2025
2026

PEO CAP	Average CAP for Non-PEO NEO

Company Shareholder Returns	Peer Group Shareholder Returns
Axos total shareholder return and peer group total shareholder return are impacted by external factors related to broader equity markets. PEO CAP and Average CAP for Non-PEO NEO include significant equity components and are calculated using the fiscal year-end share prices, which inherently are impacted by external factors related to broader equity markets.

55

Compensation Discussion & Analysis
Compensation Actually Paid versus Net Income

Compensation Actually Paid
Net Income (in millions)
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$—
$8,266,718
$979,109
$5,859,824
$1,469,939
$19,394,010
$2,005,992
$22,672,818
$2,686,571
$23,989,941
$2,054,054
2022
2023
2024
2025
2026

PEO CAP	Average CAP for Non-PEO NEO	Net Income
Excluding the impact of a one-time gain recognized related to a loan purchase in fiscal year 2024, the Company’s net income has increased in each of the past five fiscal years reflecting the successful leadership of the PEO and the Non-PEO NEOs. However, net income is dependent on a variety of factors, some of which are not directly linked to how compensation actually paid to the Company’s executive officers is determined for purposes of this disclosure, including the share price of the Company’s common stock during the applicable fiscal year.

56

Compensation Discussion & Analysis
Compensation Actually Paid versus Return on Average Common Equity

$27,000,000
$24,000,000
$21,000,000
$18,000,000
$15,000,000
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$—
Compensation Actually Paid
25.00%
20.00%
15.00%
10.00%
5.00%
—%
Return on Average Common Equity
$8,266,718
$979,109
$5,859,824
$1,469,939
$19,394,010
$2,005,992
$22,672,818
$2,686,571
$23,989,941
$2,054,054
2022
2023
2024
2025
2026

PEO CAP	Average CAP for Non-PEO NEO	Return on Average Common Equity	Peer Group Return on Average Common Equity(1)
(1)Represents the average of the Company's designated proxy peer group based on available public filings.
The Company’s return on average common equity has ranged from 15.61% to 21.64% over the past five fiscal years. Return on average common equity is dependent on a variety of factors, some of which are not directly linked to how compensation actually paid to the Company’s executive officers is determined for purposes of this disclosure, including the share price of the Company’s common stock during the applicable fiscal year.
For fiscal year 2026, the Company considers the following performance measures to be the most important performance measures to link CAP to the Company’s PEO to Company performance:

Net income	Total return to stockholders
Return on average common equity	Market capitalization
Average common equity

For fiscal year 2026, the Company considers the following performance measures to be the most important performance measures to link CAP to the Company’s Non-PEO NEO to Company performance:

Overall and relative performance of the Named Executive Officer
Corporate performance, including return on average common equity
Peer bank Named Executive Officer compensation levels
Business unit performance

57

Compensation Discussion & Analysis
Potential Payments Upon Termination or Change in Control
A change in control may be in the best interest of our common stockholders. We believe it is appropriate to align the compensation of the CEO and the CFO with the benefits of our stockholders. Since their long-term stock compensation is designed to be significant and such compensation vests in future years, we provide them with accelerated vesting of RSUs and cash compensation in certain situations where we believe a change in control of the Company and (or) terminating them is in the best interest of the common stockholders. Generally, such compensation is not significant to the CEO or the CFO if such termination is the result of material failures in the performance of their duties as generally described in their employment contracts. Additionally, the CEO’s employment agreement contains customer and employee non-solicitation provisions for a period of 12 months following termination of employment. Each Named Executive Officer is also subject to confidentiality obligations following termination.
This section discusses the incremental compensation that would be payable by the Company in the event of a change-in-control of the Company or a termination of employment of certain Named Executive Officers with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2026. With respect to calculations based on the Company’s stock price, we used $97.39, which was the reported closing price of one share of the Company’s common stock on NYSE on June 30, 2026, the last trading day of fiscal year 2026.
Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.
The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. The Compensation Committee evaluates the level of severance benefits consistent with competitive practices.
The following is a general discussion of the primary categories of triggering events which apply to certain of the Company’s Named Executive Officers.
Death or Disability
In the event of the death of the CEO, his beneficiary or estate shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including RSU awards granted to him, (ii) his cash incentive award for the period in which death occurs, prorated to the date of death, and (iii) accrued salary. For the avoidance of doubt, the CEO’s beneficiary or estate shall not be entitled to any RSUs set forth in the Agreement which had not been granted prior to the date of death.
Upon the CEO’s receipt of a notice of termination for disability, he shall receive, (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including RSU awards granted to him, (ii) his cash incentive award for the period in which termination occurs, prorated to the date of termination, (iii) his annual RSU award required to be issued pursuant to the Agreement for the period in which the termination date occurs or an equivalent amount of cash, prorated to the termination date, and (iv) accrued salary.
In the event of the death or disability of the CFO, his beneficiary or estate shall receive a payment of a death benefit of the executive’s then-current annual salary, and his target cash bonus for the year. All unvested RSUs at the date of death or disability shall fully vest.

58

Compensation Discussion & Analysis
Termination of Employment by the Company
For the CEO, in the event his employment is terminated by Company without cause, or he resigns his employment for good reason, within a period of 90 days after the occurrence of the event giving rise to good reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including RSU awards granted to him, pursuant to the Agreement prior to the date his employment is terminated, (ii) his Target Annual Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date, (iii) payment of an amount equal to two times his then-current base salary and (iv) 12 months of medical insurance benefits.
In addition, upon the CEO’s receipt from the Company of a notice of termination without cause or Company’s receipt from him of a notice of termination for good reason, he shall receive, at the option of the Company, either his annual RSU award computed pursuant to his Agreement or an equivalent amount of cash payable in a lump-sum.
For the CFO, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) all accrued but unpaid base salary as of the termination date; (ii) any other benefits already vested as of the termination date; (iii) accelerated vesting of all unvested portions of RSU awards; and (iv) severance as may be provided in the sole discretion of the CEO, subject to his execution of a release in customary form.
Termination by Company with “Cause” or by the Executive for any Reason
“Cause” is generally defined in the executive’s employment agreement to include (i) failure of the executive to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects the Company’s or the Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (iv) acts or omissions of the executive resulting in actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove the executive from office.
In the event the employment of the CEO is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination. In the event the Chief Executive Officer resigns without good reason, he shall be entitled to payment of his Target Annual Cash Incentive Award earned for the period prior to resignation but unpaid at the time of resignation.
In the event the employment of the CFO is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be limited to (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation and other compensation earned subject to prorated calculations as of the termination date.

59

Compensation Discussion & Analysis
Upon a Change-in-Control of the Company
A change in control (“CIC”) generally defined in the executive’s employment agreement to mean a change in the ownership or control of 50% of the voting stock of the Company, whether by sale, merger or reorganization, or all or substantially all of the assets are sold or transferred to a person who did not own or control the assets of the Company prior to such transaction. The exact definition varies depending upon the terms of agreement with each Named Executive Officer.
If the employment of the CEO is terminated during the term of the Agreement, and within one year after a CIC, the Company or the Company’s successor terminates the CEO other than for cause, death or disability or the CEO terminates his employment for good reason, in either case, a “Change in Control Termination,” then:
(i)The Company shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than 30 days thereafter, an amount in cash equal to the sum of (a) three times his then-current base salary and (b) his Target Annual Cash Award as in effect on the termination date and minus any accumulated amount negative bonuses from prior periods,
(ii)any unvested equity incentive award including RSU awards previously granted pursuant to the Agreement, shall become immediately and fully vested
(iii)any Target Annual Cash Award earned from the prior year, but not paid at termination, shall be paid to him;
(iv)his Target Annual Cash Award for the period in which such termination occurs, prorated to the Termination Date shall be paid to him; and
(v)a prorated grant of the Annual RSU Award shall be issued to him.
If a CIC occurs and the employment of the CEO is terminated one year prior to the CIC other than for “cause”, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a CIC, then his termination shall be deemed to be a Change in Control Termination and upon occurrence of the CIC, the CEO shall be entitled to receive the payments as described above.
For the CFO, in the event his employment is terminated by the Company without cause within 36 months after a CIC, he shall be entitled to (i) a severance payment equal to two times his then-current annual salary and target bonus and paid as a lump-sum; (ii) accelerated vesting of all unvested portions of equity awards including RSUs; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For all Named Executive Officers, the 2014 Plan provides that as of the consummation of a “corporate transaction,” all outstanding unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that (i) such awards are not assumed by the Company, substituted or continued by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect, or (ii) the Named Executive Officer is terminated without cause by the Company (or the acquiring company) within 30 days before, on or within 180 days after a change in control. For this purpose, “corporate transaction” is generally defined in the Plan as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a CIC.

60

Compensation Discussion & Analysis
The following tables summarize the approximate value of termination payments and benefits that certain Named Executive Officers would have received if their employment had been terminated on June 30, 2026 under the circumstances specified or if there was a CIC on June 30, 2026. The value of RSU vesting was calculated using the closing price of Company common stock of $97.39 on June 30, 2026, the last trading day of fiscal year 2026. The tables below assume the vesting of all unvested RSUs accelerated on the consummation of the change-on-control as provided in the 2014 Plan and there is no assumption of substitution of unvested restricted stock by the acquirer. For change-in-control and subsequent terminations of Named Executive Officers, the Named Executive Officer would receive the Total Value Upon Event in either column D or Column E upon the circumstances of the termination.
Gregory Garrabrants – President and Chief Executive Officer

				Termination After Change-in-Control
	A	B	C	D	E
Type of Benefit(1)	Death(5) or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason

Cash Severance(2)	$1,996,766	$3,424,365	$1,996,766	$2,100,000	$—
RSU Vesting(3)	44,237,362	44,237,362	44,237,362	—	—
280G Tax Gross Up(4)	—	—	—	—	—
Total Value Upon Event	$46,234,128	$47,661,727	$46,234,128	$2,100,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$48,334,128
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$46,234,128
(1)This change in control table is based on Mr. Garrabrants Second Amended and Restated Employment Agreement dated June 30, 2017, as automatically renewed on January 1, 2026.
(2)Mr. Garrabrants’ employment agreement provides for the payment of his Annual Cash Bonus in the event of Death, Disability, Termination before a Change-in-Control by Company without Cause, or Upon a Change-in-Control. In addition:
(i)Upon a Termination before a Change-in-Control by Company without Cause, Mr. Garrabrants is entitled to two times his base salary and 12 months of medical insurance benefits; and
(ii)Upon a Termination by Company for Any Reason or by Executive with Good Reason, Mr. Garrabrants is entitled to three times his base salary.
(3)The value of RSU vesting includes the estimated RSUs from the January 1, 2026 award.
(4)Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Internal Revenue Code, the Company would not make a gross-up payment to Mr. Garrabrants. The Company is required to adjust the parachute payment downward, if such a decrease will increase the net after-tax payment to Mr. Garrabrants. No such adjustment downward has been made in the numbers above.
(5)The Company provides life insurance covering one year of base salary, capped at $300,000.

61

Compensation Discussion & Analysis
Eshel Bar-Adon – Executive Vice President, Strategic Partnerships and CLO

				Termination After Change-in-Control
	A	B	C	D	E
Type of Benefit	Death(1) or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason

Cash Severance(1)	$—	$370,000	$—	$370,000	$—
RSU Vesting	1,304,344	1,304,344	1,304,344	—	—
Total Value Upon Event	$1,304,344	$1,674,344	$1,304,344	$370,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$1,674,344
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$1,304,344
(1)     The Company provides life insurance covering one year of base salary, capped at $300,000.

Raymond Matsumoto – Executive Vice President, Chief Operating Officer

				Termination After Change-in-Control
	A	B	C	D	E
Type of Benefit	Death(1) or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason

Cash Severance	$—	$—	$—	$—	$—
RSU Vesting	1,666,635	1,666,635	1,666,635	—	—
Total Value Upon Event	$1,666,635	$1,666,635	$1,666,635	$—	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$1,666,635
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$1,666,635
(1)The Company provides life insurance covering one year of base salary, capped at $300,000.

62

Compensation Discussion & Analysis
Brian Swanson – President, Head of Consumer Bank

				Termination After Change-in-Control
	A	B	C	D	E
Type of Benefit	Death(2) or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason

Cash Severance(1)	$—	$—	$—	$1,100,000	$—
RSU Vesting	2,011,688	2,011,688	2,011,688	—	—
Total Value Upon Event	$2,011,688	$2,011,688	$2,011,688	$1,100,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$3,111,688
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$2,011,688
(1)Mr. Swanson’s employment agreement provides for a lump sum cash payment in the amount of two times his annual salary if the Company terminates his employment, without cause, after a change-in-control, by our successor after a change-in-control.
(2)The Company provides life insurance covering one year of base salary, capped at $300,000.

Derrick K. Walsh – Executive Vice President, Chief Financial Officer

				Termination After Change-in-Control
	A	B	C	D	E
Type of Benefit	Death(2) or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason

Cash Severance(1)	$1,260,000	$—	$—	$2,547,599	$—
RSU Vesting	1,444,781	1,444,781	1,444,781	—	—
Total Value Upon Event	$2,704,781	$1,444,781	$1,444,781	$2,547,599	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$3,992,380
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$1,444,781
(1)Mr. Walsh’s employment agreement provides for:
(i)In the event of Death or Disability, one times his base salary plus annual target bonus
(ii)Termination by Company for Any Reason or by Executive with Good Reason, two times the sum of his base salary and target bonus, and 12 months of medical insurance benefit
(2)The Company provides life insurance covering one year of base salary, capped at $300,000.

63

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee unanimously recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
James J. Court, Chairman
Stefani D. Carter
Paul J. Grinberg

64

Item 3. Ratification of Selection of Independent Registered Public Accounting Firm

The board of directors recommends a vote “FOR” the ratification of the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2027. The Audit Committee will take the voting results into account in future determinations regarding the retention of the Company’s independent registered public accounting firm. The Audit Committee may, without stockholder approval, reconsider its selection of BDO.
BDO served as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2026. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of BDO to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ending June 30, 2027.
A representative of BDO will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.
The following table contains information regarding the aggregate fees charged to the Company by BDO for audit services rendered in connection with the audited consolidated financial statements and reports for the 2026 and 2025 fiscal years.

Nature of Services	Fees Charged 2026	Fees Charged 2025

Audit fees(1)	$2,611,860	$2,283,377
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees	—	—
	$2,611,860	$2,283,377
(1)Audit Fees consist of fees billed and unbilled and expenses for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of interim consolidated financial statements included in quarterly reports and services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm.
(2)Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

65

Report of the Audit Committee

The Audit Committee is composed of three directors. All of the members of the Audit Committee have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NYSE. In addition, the Board has determined that each of the members of the Audit Committee is considered an audit committee financial expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.
The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.
In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;
2.The Audit Committee has discussed with the independent auditor the matters required to be discussed by the rules of the Public Company Accounting Oversight Board No. 1301, “Communications with Audit Committees” and the SEC;
3.The Audit Committee has received the written disclosures and the letter from the independent auditor and has discussed with the independent auditor the independent auditor’s independence; and
4.Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Paul J. Grinberg, Chairman
Nicholas A. Mosich
Roque A. Santi

66

Other Items

Related Party Transaction Policy and Procedures
The Company has a written Master Policy on Ethics and Professional Integrity and in accordance with the provisions covering Transactions with Related Persons and Certain Control Persons (the “Policy”). The Policy applies to certain transactions over $120,000 involving any related parties, which includes our officers, directors and director nominees, and members of their immediate families. The Policy also applies to certain transactions with Company stockholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Company’s Designated Officer under its Master Policy or the Board of Directors, as appropriate, will take into account our Master Policy and other applicable written Company policies, which consider applicable rules and the material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, whether a conflict of interest exists, and the extent of the related party’s interest in the transaction. Under the Master Policy, certain transactions, including the Bank’s providing ordinary banking products and services on standard terms available to any person meeting the eligibility requirements, are considered pre-approved. The Bank also offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis to finance the purchase, construction, maintenance or improvement of a primary residence (the “Loan Program”) under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company.
Transactions with Our Directors and Officers
In the ordinary course of its business and subject to applicable banking regulations, the Bank makes loans to and engages in other banking transactions with its directors, officers and employees and their associates. Other than loans pursuant to our Loan Program, such loans and other banking transactions are generally made on the same terms as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. Loans are made only to persons affiliated with the Company and the Bank if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and if they do not present any other unfavorable features. As discussed above, the Bank offers the Loan Program under which each eligible borrower may obtain loans to finance the purchase, construction, maintenance or improvement of a primary residence for terms of 9 years to 30 years at interest rates that are below market rates (which is partly attributable to a pledge by the borrower of acceptable collateral, and may include Company stock). Outstanding loans to all directors and executives who elected to participate in the Loan Program made up approximately 28% of the total balance outstanding for the Loan Program. As of June 30, 2026, none of the loans under the Loan Program or to our directors or officers were classified by the Bank as non-accrual, past due, restructured or potential problem loans.

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Other Items
The table below provides information on our employee loans and the directors and executive officers who participated in the Loan Program:

(Dollars in thousands) Name	Largest Aggregate Principal Outstanding for 2026	Principal Outstanding at June 30, 2026	Principal Paid During 2026	Interest Paid During 2026	Loans Paid off during 2026	Interest Rate Payable (%)(1)

Greg Garrabrants Chief Executive Officer	$8,089.5	$7,696.8	$392.7	$38.0	$—	0.43%
James S. Argalas Director	6,734.6	6,508.1	226.5	67.6	—	1.02%
Paul J. Grinberg(2) Director	6,646.1	6,646.1	—	30.9	—	0.56%
Andrew J. Micheletti EVP, Finance	2,684.4	2,314.6	369.8	109.9	—	2.89%
Thomas Constantine EVP, Chief Credit Officer	1,162.6	1,118.6	44.0	4.5	—	0.39%
Brian Swanson EVP, Head of Consumer Bank	1,152.3	1,108.7	43.6	4.9	—	0.43%
Derrick K. Walsh EVP, Chief Financial Officer	849.7	817.7	32.0	3.4	—	0.41%
Nicholas Mosich Director	665.5	640.2	25.3	3.8	—	0.43%
Eshel Bar-Adon EVP, Strategic Partnerships and Chief Legal Officer	608.6	585.4	23.1	2.6	—	0.43%
Raymond Matsumoto EVP, Chief Operating Officer	453.1	435.9	17.3	1.9	—	0.43%
John Tolla Chief Risk Officer	415.4	399.5	15.9	1.8	—	0.43%
Non-director or executive officer employee loans		71,827.3
(1)All loans in the table made pursuant to the Bank’s Loan Program. The interest rates reflect the mid-term Applicable Federal Rate (“AFR”) at time of loan origination.
(2)Loan type is a construction loan with principal payments to commence upon completion of construction.
David Park, formerly President, Head of Commercial Bank, had an employee loan with the largest aggregate principal outstanding during 2026 of $1.26 million and Mr. Park paid interest of $9,129 during 2026. As of June 30, 2026, Mr. Park’s loan was fully paid off.

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Other Items
Security Ownership of Certain Beneficial Owners
The following table discloses information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have beneficial ownership of more than 5% of the outstanding shares of our common stock on the record date. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding(1)

BlackRock, Inc.(2)	8,329,879	14.65%
Vanguard Portfolio Management (3)	3,118,098	5.48%
State Street Corporation(4)	3,023,908	5.32%
FMR LLC(5)	2,969,246	5.22%
Vanguard Capital Management (6)	2,886,101	5.08%
(1)Percentage is calculated on the basis of 56,858,003 shares, the total number of shares of common stock outstanding on September 16, 2026.
(2)Represents shares beneficially owned by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. has sole voting power with respect to 8,169,202 shares and sole dispositive power with respect to 8,329,879 shares. The foregoing information is based solely on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 23, 2024, regarding its holdings as of December 31, 2023.
(3)Represents shares beneficially owned by Vanguard Portfolio Management, 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Portfolio Management has sole voting power with respect to 27,323 shares and sole dispositive power with respect to 3,118,098 shares. The foregoing information is based solely on the Schedule 13G filed by Vanguard Portfolio Management with the SEC on April 28, 2026, regarding its holdings as of March 31, 2026.
(4)Represents shares beneficially owned by State Street Corporation, One Congress Street, Suite 1, Boston MA 02114. State Street Corporation has shared voting power with respect to 449,851 shares and shared dispositive power with respect to 3,023,908 shares. The foregoing information is based solely on the Schedule 13G filed by State Street Corporation with the SEC on August 7, 2026, regarding its holdings as of June 30, 2026
(5)Represents shares beneficially owned by FMR LLC, 245 Summer Street, Boston, MA 02210. FMR LLC has sole voting power with respect to 2,962,071 shares and sole dispositive power with respect to 2,969,246 shares. The foregoing information is based solely on the Schedule 13G filed by FMR LLC with the SEC on August 6, 2026, regarding its holdings as of June 30, 2026.
(6)Represents shares beneficially owned by Vanguard Capital Management, 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Capital Management has sole voting power with respect to 432,027 shares and sole dispositive power with respect to 2,886,101 shares. The foregoing information is based solely on the Schedule 13G filed by Vanguard Capital Management with the SEC on April 29, 2026, regarding its holdings as of March 31, 2026.

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Other Items
Security Ownership of Directors and Named Executive Officers
Set forth below is certain information, as of the record date regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iii) all of the current directors and executives as a group. Included in the common stock column below are RSUs, if any, that vest within 60 days after the record date. The percentage of outstanding shares of our common stock is based upon outstanding shares at the record date. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The address of each director and executive officer is c/o Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)	Percent of Outstanding Shares

Gregory Garrabrants(2)	1,682,993	2.96%
Eshel Bar-Adon(3)	134,430	*
Paul J. Grinberg(4)	119,728	*
James S. Argalas	71,240	*
Nicholas A. Mosich	64,849	*
Brian Swanson(5)	62,451	*
Edward J. Ratinoff	46,209	*
Raymond Matsumoto(6)	46,148	*
Derrick K. Walsh(7)	44,927	*
James J. Court(8)	33,369	*
Uzair Dada	31,555	*
Tamara N. Bohlig	12,919	*
Sara Wardell-Smith	12,395	*
Stefani D. Carter	11,148	*
Roque A. Santi	7,146	*
All current directors and executive officers as a group (19 persons)	2,444,964	4.30%
*    Less than one percent.
(1)All fractional shares have been rounded to the closest whole share.
(2)Mr. Garrabrants is the President, Chief Executive Officer and a director. Mr. Garrabrants beneficial ownership includes 3,047 shares held in his 401(k).
(3)Mr. Bar-Adon is a Named Executive Officer. Mr. Bar-Adon’s beneficial ownership includes 3,379 shares held in his 401(k).
(4)Mr. Grinberg is a director. Based on the record date price of $92.54 per share, Mr. Grinberg’s borrowings on margin secured by shares of the Company amounted to 15,450 shares. Such pledge was approved by the Chief Financial Officer under the Company’s Insider Trading Policy.
(5)Mr. Swanson is a Named Executive Officer. Mr. Swanson’s beneficial ownership includes 2,869 shares held in his 401(k).
(6)Mr. Matsumoto is a Named Executive Officer. Mr. Matsumoto’s beneficial ownership includes 2,237 shares held in his 401(k).
(7)Mr. Walsh is the Chief Financial Officer. Mr. Walsh’s beneficial ownership includes 2,869 shares held in his 401(k).
(8)Mr. Court is a director. Mr. Court’s beneficial ownership includes 1,200 shares held by his spouse.

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Other Items
Annual Report to Stockholders
The Annual Report to Stockholders, including Form 10-K for the Company for the fiscal year ended June 30, 2026 will be available concurrently with this Proxy Statement on September 24, 2026 to all stockholders of record as of September 16, 2026 at www.proxyvote.com. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2026 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AXOS FINANCIAL, INC., 9205 WEST RUSSELL ROAD, SUITE 400, LAS VEGAS, NV 89148, ATTENTION: CORPORATE SECRETARY. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2026, are also available at our website, www.axosfinancial.com and from the SEC at its website, www.sec.gov.
Stockholder Proposals for 2027 Annual Meeting
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set below no later than May 27, 2027. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC.
In addition, our Bylaws require that a stockholder give us advance written notice of business intended to be brought at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act) and nominations for election of directors at an annual meeting of stockholders. Stockholders who intend to propose business at our 2027 Annual Meeting of Stockholders without inclusion of the matter in our proxy materials or nominate a candidate for election as a director are required to provide notice of such proposed business or nomination to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than the close of business on August 14, 2027, and no earlier than the close of business on July 15, 2027; provided, however, that in the event that the 2027 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary of the 2026 Annual Meeting of Stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The chairperson of the meeting may refuse to acknowledge the proposal of any business or disregard any nomination not made in compliance with the foregoing procedures.
Our Corporate Secretary must receive timely stockholder proposals of business or nominations in writing at the principal executive offices of the Company at Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary.
Other Matters
We are not aware of any other matters to come before the meeting. If any other matter not described in this Proxy Statement is brought before the meeting, the persons named as proxies will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer
September 24, 2026

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AXOS FINANCIAL

AXOS FINANCIAL, INC.
9205 WEST RUSSELL ROAD, SUITE 400
LAS VEGAS, NV 89148
ATTN: CORPORATE SECRETARY, LEG 043

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AXOS FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Withhold
1a. Tamara N. Bohlig	☐	☐
1b. Nicholas A. Mosich	☐	☐
1c. Edward J. Ratinoff	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date